As filed with the Securities and Exchange Commission on November 18 , 2010
Registration No. 333-170362

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GelTech Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware	3530	56-2600575
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

1460 Park Lane South, Suite 1
Jupiter, Florida 33458
 (561) 427-6144
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Cordani
1460 Park Lane South, Suite 1
Jupiter, Florida 33458
(561) 427-6144
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael D. Harris, Esq.
Brian S. Bernstein, Esq.
Harris Cramer LLP
3507 Kyoto Gardens Drive, Suite 320
Palm Beach Gardens, Florida 33410
(561) 478-7077

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission of which this prospectus is a part becomes effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission of which this prospectus is a part becomes effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated November  18 , 2010

GELTECH SOLUTIONS, INC.

PROSPECTUS

2,500,000 Shares of Common Stock

This prospectus relates to the sale of up to 2,500,000 shares of our common stock which may be offered by the selling shareholder, Lincoln Park Capital Fund, LLC.  The shares of common stock being offered by the selling shareholder are outstanding or issuable pursuant to the Lincoln Park Purchase Agreement.  See “The Lincoln Park Transaction” for a description of the Purchase Agreement.  Also, please refer to “Selling Shareholder” beginning on page 44.    Such registration does not mean that Lincoln Park will actually offer or sell any of these shares.  We will not receive any proceeds from the sales of shares of our common stock by the selling shareholder however we may receive proceeds of up to $5 million under the Purchase Agreement.

Our common stock trades on the Over-the-Counter Bulletin Board under the symbol “GLTC”.  As of the last trading day before the date of this prospectus, the closing price of our common stock was $ 1.11 per share.

The common stock offered in this prospectus involves a high degree of risk.  See “Risk Factors” beginning on page 4 of this prospectus to read about factors you should consider before buying shares of our common stock.

The selling shareholder is an “underwriter” within the meaning of the Securities Act of 1933.  The selling shareholder is offering these shares of common stock.  The selling shareholder may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale.  The selling shareholder will receive all proceeds from the sale of the common stock.  For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is ________________, 2010

You should rely only on information contained in this prospectus.  We have not authorized anyone to provide you with information that is different from that contained in this prospectus.  The selling shareholder is not offering to sell or seeking offers to buy shares of common stock in jurisdictions where offers and sales are not permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.  We are responsible for updating this prospectus to ensure that all material information is included and will update this prospectus to the extent required by law.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  You should read the entire prospectus carefully including the section entitled “Risk Factors” before making an investment decision.  GelTech Solutions, Inc., is referred to throughout this prospectus as “GelTech,” “we,” “our” or “us.”

Our Company

GelTech creates innovative, Earth-friendly, cost-effective products that help industry, agriculture, and the general public accomplish environmental and safety goals, such as water conservation and the protection of lives, homes, and property from fires.

We are focusing on the sale of two products – FireIce® and Soil2O™ .  FireIce® is a fire suppressant which is non-toxic and non-corrosive.  FireIce® is a powder which is mixed with water and is used to fight residential and most commercial fires as well as wild fires.  FireIce® can also be used to protect structures from spreading fires.

We have sold FireIce® to local fire departments and are seeking to expand these sales.  We are seeking federal approval to sell to federal and state governments for use in fighting wildfires on federal land and are engaged in discussions with potential commercial customers and international distributors.  We have developed a Home Defense Unit which we launched on October 15, 2010.

Soil2O™ is used to alleviate the effects of droughts.  With Soil2O™ , far less water is needed for agricultural and similar uses.  We market two versions – granular and sprayable.

Corporate Information

We are a Delaware corporation.  Our principal executive offices are located at 1460 Park Lane South, Suite 1, Jupiter, Florida 33458.  Our phone number is (561) 427-6144 and our website can be found at www.geltechsolutions.com.  The information on our website is not incorporated into this prospectus.

THE OFFERING

Common stock outstanding prior to the offering:	17,306,674 shares, including the 275,000 shares already issued to Lincoln Park

Common stock offered by the selling shareholder:	2,500,000 shares, including the 275,000 shares already issued to Lincoln Park

Common stock outstanding immediately following the offering:	19,531,674 shares

Use of proceeds:	We will not receive any proceeds from the sale of the shares of common stock.

Risk Factors:	See “Risk Factors” beginning on page 4 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

The number of shares of common stock to be outstanding prior to and after this offering excludes:

●	a total of 2,348,008 shares of common stock issuable upon the exercise of outstanding stock options;
●	a total of 1,151,992 shares of common stock reserved for future issuance under our 2007 Equity Incentive Plan, or the Plan; and
●	a total of 3,581,361 shares of common stock issuable upon the exercise of warrants.

On September 1, 2010, we executed a Purchase Agreement and a Registration Rights Agreement with our selling shareholder, Lincoln Park Capital Fund, LLC, or Lincoln Park. Under the Purchase Agreement, we have the right to sell to Lincoln Park up to $4.8 million of our common stock (in addition to the $200,000 already sold) at our option as described below, provided that we will not sell more than $5,000,000 of our common stock to Lincoln Park.  The original Purchase Agreement dated September 1, 2010 was amended as of October 29, 2010 to make clear that Lincoln Park does not have the right to terminate the Purchase Agreement upon the occurrence of an event of default.

Pursuant to the Registration Rights Agreement, we are filing this registration statement and prospectus with the Securities and Exchange Commission, or the SEC, covering the shares that have been issued or may be issued to Lincoln Park under the Purchase Agreement.  We do not have the right to commence any sales of our shares to Lincoln Park (other than the initial purchase discussed below) until the SEC has declared effective this registration statement of which this prospectus is a part of.  Thereafter, over approximately 30 months, we have the right to direct Lincoln Park to purchase up to $4.8 million of our common stock in amounts of up to $500,000 as often as every two business days under certain conditions.  The purchase price of the shares will be based on the market prices of our shares immediately prior to the time of sale as computed under the Purchase Agreement without any fixed discount.  We may, at any time, and in our sole discretion, terminate the Purchase Agreement without fee, penalty or cost upon notice to Lincoln Park.

Upon signing the Purchase Agreement, Lincoln Park invested $200,000 in GelTech (as an initial purchase under the Purchase Agreement) and received 200,000 shares of our common stock together with warrants, not included in this offering, to purchase an equivalent number of shares at an exercise price of $1.25 per share.  Also, we issued 75,000 shares of our common stock to Lincoln Park as a commitment fee for entering into the Purchase Agreement, and in addition we may issue up to an additional 225,000 shares pro rata if and when we sell additional shares to Lincoln Park under the Purchase Agreement.

Under each of the Purchase Agreement and the Registration Rights Agreement, we are required to register: (1) 275,000 shares which have already been issued, (2) an additional 225,000 shares which we are required to issue pro rata in the future as a commitment fee if and when we sell shares to Lincoln Park under the Purchase Agreement, (3) 4,800,000 shares which we may sell to Lincoln Park after this registration statement is declared effective and (4) 200,000 shares issuable upon exercise of warrants at $1.25 per share by Lincoln Park. Although the Purchase Agreement provides that we may sell up to $5,000,000 of our common stock to Lincoln Park, we are only registering 2,200,000 shares to be purchased thereunder, which may or may not cover all such shares purchased by Lincoln Park under the Purchase Agreement, depending on the purchase price per share.

Of the 2,500,000 shares offered under this prospectus:

•	275,000 shares have already been issued
•	an additional 225,000 shares which we are required to issue proportionally in the future, as a commitment fee, if and when we sell additional shares to Lincoln Park under the Purchase Agreement, and
•	up to an additional 2,000,000 shares we may sell to Lincoln Park.

As of November 17 , 2010, we had  17,306,674 shares outstanding (which includes the 275,000 shares already issued to Lincoln Park under the Purchase Agreement) of which 7,997,050 shares were held by non-affiliates.  If all of the 2,500,000 shares offered by Lincoln Park were issued and outstanding as of the date hereof, such shares would represent 12.8% of the total common stock outstanding or 24.5% of the non-affiliates shares outstanding, as adjusted, as of the date hereof.  The number of shares ultimately offered for sale by Lincoln Park is dependent upon the number of shares that we sell to Lincoln Park under the Purchase Agreement.

SUMMARY FINANCIAL DATA

The following summary of our financial data should be read in conjunction with, and is qualified in its entirety by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, appearing elsewhere in this prospectus.

Statements of Operations Data

	Three Months Ended September 30, 2010 (Unaudited)	Three Months Ended September 30, 2009 (Unaudited)	Year Ended June 30, 2010	Year Ended June 30, 2009
Revenue	$28,557	$287,554	$566,240	$334,364

Gross profit	$19,893	$196,348	$379,757	$205,628

Net loss	$(997,147)	$(657,321)	$(3,536,884)	$(2,848,284)

Net loss per share – basic and diluted	$(0.06)	$(0.05)	$(0.24)	$(0.21)

Weighted average common shares (basic and diluted)	16,672,024	13,858,986	15,018,756	13,572,287

Balance Sheet Data

	September 30, 2010 (Unaudited)	September 30, 2009 (Unaudited)	June 30, 2010	June 30, 2009
Cash and cash equivalents	$189,763	$129,576	$625,796	$245,381

Working capital (deficit)	$(1,862,726)	$(1,760,633)	$(1,687,547)	$(1,199,531)

Total assets	$1,001,912	$917,280	$1,465,098	$892,147

Total current liabilities	$2,635,193	$2,379,811	$2,579,514	$1,721,591

Accumulated deficit	$(10,640,333)	$(6,763,623)	$(9,643,186)	$(6,106,302)

Total shareholders’ equity (deficit)	$(1,633,281)	$(1,462,531)	$(1,114,416)	$(829,444)

Investing in our common stock involves a high degree of risk.  You should carefully consider the following risk factors before deciding whether to invest in GelTech. If any of the events discussed in the risk factors below occur, our business, consolidated financial condition, results of operations or prospects could be materially and adversely affected.  In such case, the value and marketability of the common stock could decline.

Risk Factors Relating to Our Company

Our ability to continue as a going concern is in doubt absent obtaining adequate new debt or equity financing and achieving sufficient sales levels.

We incurred net losses of approximately $1.0 million for the three months ended September 30, 2010 and $3.5 million in fiscal 2010.  We anticipate these losses will continue for the foreseeable future.  We have a significant working capital deficiency, and have not reached a profitable level of operations, all of which raise substantial doubt about our ability to continue as a going concern.  Our continued existence is dependent upon our achieving sufficient sales levels of our products including FireIce® and Soil2O™ and obtaining adequate financing.  Unless we can begin to generate material revenue, we may not be able to remain in business.  We cannot assure you that we will raise enough money or generate sufficient sales to meet our future working capital needs.

If we do not raise additional debt or equity capital, we may not be able to pay all of our indebtedness.

At September  30, 2010, we had a working capital deficit of approximately $1.9  million.  Additionally, as of the date of this prospectus, we have borrowed approximately $2,458,000 under a line of credit from our largest shareholder.  This line of credit must be repaid by May 2011; however, the line of credit requires GelTech to pay the outstanding principal balance prior to its due date during which GelTech is not permitted to borrow any sums for a period of 30 consecutive days. Thus, we will need to raise additional debt or equity capital or again extend this loan as we did initially.

In September 2010, we signed a Purchase Agreement with Lincoln Park.  We may direct Lincoln Park to purchase up to an additional $4,800,000 shares of our common stock under our Agreement over a 30-month period assuming an effective registration statement.

The extent we rely on Lincoln Park as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and volume of trading and the extent to which we are able to secure working capital from other sources, such as through the sale of our products.  If obtaining sufficient funding from Lincoln Park does not occur or is prohibitively dilutive and if we are unable to sell enough of our products, we will need to secure another source of funding in order to satisfy our working capital needs.  Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

If we do not raise the necessary working capital, we may not be able to repay this line of credit and will not be able to remain operational.

If we cannot sell a sufficient volume of our products, we will not remain operational.

To date, our sales have been limited as we have focused our attention on building a sales team and distribution channels as well as obtaining the necessary certifications for FireIce®.  We only commenced our sales of FireIce® in the fourth quarter of fiscal 2008 and our sales of FireIce® and Soil2O™ have not been material.  We need to be listed, and have applied for listing, on the Forest Service’s QPL in order to sell directly to governments, which are responsible for combating wildfires.  If we cannot achieve sufficient sales levels, we will not be able to remain operational.  Thus, we will need to raise additional debt or equity capital or again extend this loan as we did initially.

Because of the continuing decline in the economy in the United States and overseas, the substantial reduction in available credit and the decline in our stock price, we have been hampered in our ability to raise the necessary working capital.  If we do not raise the necessary working capital, we may not be able to repay our line of credit.

Because we have not generated material sales of FireIce® since it was launched over two years ago, there can be no assurances it will be accepted by potential customers.

We launched FireIce® over two years ago and have not generated material sales.  There are multiple factors, which may prevent us from successfully commercializing FireIce®, our fire suppression gel:

●
A potential long-term market for FireIce® is to combat forest fires.  However, any such use would require the appropriate government approval, including the Forest Service.  We cannot assure you that we will be able to gain the necessary approvals for such a use, although we expect that we will receive federal approval in early 2011.

●	We need to convince potential customers that FireIce® is superior to and less costly than competitive products.

●	We face competition from larger and established companies.

We have a limited operating history on which to evaluate our potential for future success and to determine if we will be able to execute our business plan.  Therefore, it is difficult to evaluate our future prospects and the risk of success or failure of our business.

We were formed in 2006.  While we have conducted development and sales and marketing activities, we have not generated material revenue to date.  You must consider our business and prospects in light of the risks and difficulties we will encounter as an early-stage company.  These risks include:

●	our ability to effectively and efficiently market and distribute our products,
●	our ability to obtain market acceptance of our current products and future products that may be developed by us, and

●	our ability to sell our products at competitive prices which exceed our per unit costs.

We may not be able to address these risks and difficulties, which could materially and adversely affect our revenue, operating results and our ability to continue to operate our business.

Because GelTech has not yet generated material revenue to date, it may never result in the generation of material revenue or profitability.

Since our incorporation in 2006, our goal has been to generate revenue from the sale and development of our products including FireIce® and Soil2O™.  Our marketing of these products is subject to a number of risks, including:

●
Although we have a pending U.S. patent application for the sprayable form of Soil2O™, we have no patent protection for the granular form and there are many products on the market which are advertised as performing similar functions to Soil2O™ granular;

●	If the pending patent application is not granted for the sprayable form of Soil2O™, we will face direct competition, which can erode any market share we may achieve and create pricing pressure;

●	We need to obtain QPL listing for FireIce® from the Forest Service so that we are eligible to sell FireIce® to combat wildfires; and
●	In seeking to sell FireIce® to government agencies, we will encounter typical risks such as a reluctance to change, the impact of the recession on local government budgets and competition.

We cannot assure you that our marketing efforts will result in material sales or that if it does results in material sales, that such sales will necessarily translate into profitability.

Our growth strategy reflected in our business plan may not be achievable or may not result in profitability.

We may not be able to implement our growth strategy reflected in our business plan rapidly enough for us to achieve profitability.  Our growth strategy is dependent on a number of factors, including market acceptance of our fire suppression gel and our moisture preservation product and the acceptance by the public of the concept of hurricane suppression.  We cannot assure you that our potential market will purchase our products or that those parties will purchase our products at the costs and on the terms assumed in our business plan.

Among other things, implementation of our growth strategy would be adversely affected if:

●
we are not able to attract sufficient customers to the products we offer in light of the price and other terms required in order for us to attain the level of profitability that will enable us to continue to pursue our growth strategy;

●	adequate penetration of new markets at reasonable cost becomes impossible limiting the future demand for our products below the level assumed by our business plan;

●	we were forced to significantly adapt our business plan to meet changes in our markets; and

●	for any reason, we are not able to attract, integrate, retain and motivate qualified personnel.

If we cannot manage our growth effectively, we may not become profitable.

Businesses, which grow rapidly often, have difficulty managing their growth.  If we grow as rapidly as we anticipate, we will need to expand our management by recruiting and employing experienced executives and key employees capable of providing the necessary support.  We cannot assure you that our management will be able to manage our growth effectively or successfully.  Our failure to meet these challenges could cause us to lose money, and your investment could be lost.

Among other things, implementation of our growth strategy would be adversely affected if we were not able to attract sufficient customers to the products and services we offer or plan to offer in light of the price and other terms required in order for us to attain the necessary profitability.

We may not be able to maintain and expand our business if we are not able to retain, hire and integrate key management and operating personnel.

Our success depends in large part on the continued services and efforts of key management personnel.  Competition for such employees is intense and the process of locating key personnel with the combination of skills and attributes required to execute our business strategies may be lengthy.  The loss of key personnel could have a material adverse impact on our ability to execute our business objectives.  We do not have any life insurance on the lives of any of our executive officers.

We could face potential difficulties in locating sufficient manufacturing sources if our products gain widespread commercial acceptance.

We have used third parties to manufacture our products on a limited basis.  If we are unable to produce our products in sufficient quantities at an acceptable cost, we may lose customers and our business could be harmed.  Our ability to expand production could also be hindered by the availability of materials used to manufacture our products or the availability of qualified personnel.  These difficulties could result in reduced quality of our products or reduced sales, which could damage our industry reputation and hurt our profitability.

Although we began marketing of Soil2O™ in 2007, we have not achieved material sales.

Although we began marketing and selling Soil2O™ as a product providing a solution to golf courses facing drought conditions in 2007, we have not generated material sales.  Initially, we entered into an exclusive distribution agreement with a third party for the States of Florida and Arizona.  We have terminated the exclusive nature of that agreement because of limited sales.  We may not be able to sell Soil2O™ in volumes and at prices, which will be profitable to us. We have to expand our sales and distribution efforts to other states. Additionally, we must recruit distributors for agricultural usage of Soil2O™.  If we cannot expand our sales and distribution network, our future sales of Soil2O™ will be limited since our sales efforts have been aimed primarily at the agriculture industry in the Southeastern U.S.

Because we do not have a patent on Soil2O™ or its uses, if our competitors are able to reverse engineer our product, our ability to compete effectively may be harmed.

Currently, there are numerous companies that advertise moisture preservation products that appear similar to Soil2O™.  Because we lack any patent protection on Soil2O™ itself and have only a pending patent for the sprayable form, there is a substantial risk that one of these competitors could determine how to make the granular form of Soil2O™ and market it under their own brand name; thereby adversely affecting our ability to compete successfully.

A change in environmental regulations may adversely affect the use of FireIce® and Soil2O™ and may hinder our ability to generate revenue from this line of business.

While we believe that FireIce® and Soil2O™ are environmentally friendly, we may become subject to varying environmental regulations that could adversely affect the use of it.  If we do become subject to environmental regulations, the use of FireIce® and Soil2O™ may be limited as compared to other technologies which may be less expensive or more efficient.

Because WeatherTech Innovations®, our hurricane suppression project, involves weather modification, there can be no assurances that we will ever be able to deploy it on a large scale.

The hurricane suppression project is still at an experimental stage.  It is subject to a number of risk factors which may prevent us from deploying it on a large scale:

●
Though it has been tested on a thunderstorm, it has not been tested on a hurricane and we cannot assure you that our product will work to suppress the intensity of a hurricane.  If our test results and demonstrations do not clearly convey the potential to assist in slowing the strength of a hurricane, then we may not be able to successfully commercialize all or part of the technology, which could in turn have a material adverse effect on our future prospects.

●
We estimate that it will cost $3,000,000 to $5,000,000 to start the computer storm modeling and initiate the environmental impact studies.  We expect the total costs will range from $50,000,000 to $100,000,000 over four years to perform live testing on incoming storms and to fully evaluate the results including continual computer and radar modeling along with the environmental effects.  While we intend to seek government grants or corporate contributions, we may be unsuccessful in raising these funds especially in light of the resistance the current administration has shown to proposed legislation supporting weather modification research and growing political reluctance to increase the federal deficit.  If we are unsuccessful in raising these funds in the time scale required, we will not be able to test this technology.

●	We are subject to budgetary restraints from both the federal government and large corporations and insurance companies which may impede our ability to obtain the necessary funding.
●	Even if we raise the necessary capital, we may not successfully test the hurricane suppression project.
●
In 1979, the U.S. became a party to an international treaty banning the use of weather modification for hostile purposes.  While modification for peaceful purposes is allowed, there is some question about whether even well-intentioned programs could be considered hostile.  Therefore, geopolitical considerations may make it difficult for us to deploy the hurricane suppression project on a large scale.

●
Because of the numerous attempts at weather control that have been made over the past several hundred years, we may have trouble convincing potential investors that hurricane suppression and weather modification in general is something that can credibly be achieved.  If we are not able to convince potential investors of the credibility of our technology, we may be unsuccessful in proving the suppression project as viable and not receive any revenue from its sale.

●
Our product is a type of polymer that will be dispersed via aircrafts into the outer bank of a hurricane.  While we believe that our polymer is inert and non-toxic, the dispersal over large areas may make us subject to environmental regulations that could hamper our ability to deploy our product.  In addition if it is perceived that our granules pose a threat to the environment, we may become exposed to expensive environmental litigation.  Both of these situations could hamper our ability to generate profits.

FireIce® and Soil2O™ face substantial competition in the fire suppression and moisture preservation markets, respectively, and there is no guarantee potential customers will select our products over those of our competitors.

We face multiple competitors in the fire suppression and moisture preservation markets. In the fire suppression field we compete against at least one well-established, publicly-traded company as well as several independently owned businesses. In the moisture preservation areas, we face competition from numerous independently owned businesses that have competing and in some case very similar products.  In addition, companies may be developing or may, in the future, engage in the development of products and/or technologies competitive with our products.  We expect that technological developments will occur and that competition is likely to intensify as new technologies are employed.

Many of our competitors are capable of developing or have developed and are capable of continuing to develop products based on similar or other technology, which are or may be competitive with our products and technologies.  At least one of our competitors in the fire suppression business has substantially greater financial and other resources, research and development capabilities and more experience in obtaining regulatory approvals, manufacturing and marketing than we do.  Because our competitors in the moisture preservation markets are private companies, we are unable to determine the amount of financial and other resources they have available.  However, some of these companies appear to have had much greater marketing experience than we have.  Potential customers may prefer the pricing terms or service offered by competitors.  Furthermore, competitors may have an advantage as a result of having existing business relationships with potential customers.

Because we are seeking to enter into contracts with federal and state governments, we will be subject to a number of risks, which could adversely affect our business.

We are seeking to sell our products, including FireIce®, to federal and state governments.  In selling to the government, we will be subject to a number of significant risks including:

●	State, local and federal budget deficits;
●	We may require approvals as with the QPL, which require extensive periods of delay. The lack of governmental funding can lengthen the delay;

●	We may not be successful in selling our products to the government, although we will incur material costs as part of our sales efforts;
●	Government contracts often contain unfavorable termination provisions; and

●	We may be subject to audit and modification of agreements by the government in its sole discretion, which subjects us to additional risks.

The government can unilaterally:

●	suspend or prevent us for a set period of time from receiving new contracts or extending existing contracts based on violations or suspected violations of laws or regulations;
●	terminate our existing contracts;

●	reduce the scope and value of our existing contracts;
●	audit and object to our contract-related costs and fees; and

●	change certain terms and conditions in our contracts.

Further, as part of any audit or review, the government may review the adequacy of, and our compliance with, our internal control systems and policies, including those relating to our purchasing, property, compensation and/or management information systems.  In addition, if an audit or review uncovers any improper or illegal activity, we may be subject to civil and criminal penalties and administrative sanctions, including termination of our contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the government or any of its agencies.  We could also suffer serious harm to our reputation if allegations of impropriety were made against us.

Even if we are able to successfully enter into contracts to supply federal and state governments with our products, there can be no assurances these contracts will be profitable.

The process of obtaining government contracts is lengthy and uncertain, and we must compete for each contract.  Similar to large corporations, government employees resist change and taking risks.  This can make it more difficult to obtain government contracts.  Moreover, the award of one government contract does not necessarily secure the award of future contracts.  Governments are subject to budgetary restrictions, which may limit their ability to buy our products.  These budgetary restrictions have been magnified by the current recession, which has resulted in material decreases in tax receipts.  Even if we are able to enter into a contract with a government, there is no guarantee we will be able to do so on terms, which will be profitable to us.

If we are unable to protect our proprietary technology, our business could be harmed.

Our intellectual property including patents is our key asset. We currently expect to commercialize one U.S. patent and five patent pendings. Competitors may be able to design around our patents and compete effectively with us.  The cost to prosecute infringements of our intellectual property or the cost to defend our products against patent infringement or other intellectual property litigation by others could be substantial.  We cannot assure you that:

●	pending and future patent applications will result in issued patents,
●	patents licensed by us will not be challenged by competitors,

●	the patents will be found to be valid or sufficiently broad to protect our technology or provide us with a competitive advantage,
●	if we are sued for patent infringement, we can raise the necessary capital to defend our patents, and

●	we will be successful in defending against future patent infringement claims asserted against our products.

If the patent reform legislation is enacted into law, it could make challenges to our patents easier, may increase the likelihood that we will be sued or our patents challenged at the United States Patent and Trademark Office, subject us to extraordinary legal expenses and risk a ruling that one or more of our patents are invalid.

There is currently pending in the U.S. Congress legislation referred to as the Patent Reform Act of 2007 and a slightly different version known as the Patent Reform Act of 2009.  While the 2007 Act passed in the House of Representatives, it is uncertain whether it will be passed into law and whether or how it will be amended.  Proponents argue it will reduce the explosive litigation costs and patent infringement judgments while enhancing innovation.  However, we believe it will make it easier to challenge patents, may increase the likelihood our patents will be challenged in court or administratively at the United States Patent and Trademark Office, could result in extraordinary legal fees defending our patents and could result in one or more of our patents being ruled invalid.  This would result in a material adverse effect upon our future operating results and financial condition, including increasing competition.

Risks Related to Our Common Stock

Because the market for our common stock is limited, persons who purchase our common stock may not be able to resell their shares at or above the purchase price paid by them.

Our common stock trades on the OTC Bulletin Board, or the Bulletin Board, which is not a liquid market.  There is currently only a limited public market for our common stock.  We cannot assure you that an active public market for our common stock will develop or be sustained in the future. If an active market for our common stock does not develop or is not sustained, the price may decline.

Because we are subject to the “penny stock” rules, brokers cannot generally solicit the purchase of our common stock which adversely affects its liquidity and market price.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions.  The market price of our common stock on the Bulletin Board has been substantially less than $5.00 per share and therefore we are currently considered a “penny stock” according to SEC rules.  This designation requires any broker-dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities.  These rules limit the ability of broker-dealers to solicit purchases of our common stock and therefore reduce the liquidity of the public market for our shares.

Due to factors beyond our control, our stock price may be volatile.

Any of the following factors could affect the market price of our common stock:

●	Sales by Lincoln Park,

●	our failure to generate revenue,

●	our failure to achieve and maintain profitability,

●	short selling activities,

●	the sale of a large amount of common stock by our shareholders including those who invested prior to commencement of trading,

●	actual or anticipated variations in our quarterly results of operations,

●	announcements by us or our competitors of significant contracts, new products, acquisitions, commercial relationships, joint ventures or capital commitments,

●	the loss of major customers or product or component suppliers,

●	the loss of significant business relationships,

●	our failure to meet financial analysts’ performance expectations,

●	changes in earnings estimates and recommendations by financial analysts, or

●	changes in market valuations of similar companies.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted.  A securities class action suit against us could result in substantial costs and divert our management’s time and attention, which would otherwise be used to benefit our business.

Because the majority of our outstanding shares are freely tradable, sales of these shares could cause the market price of our common stock to drop significantly, even if our business is performing well.

As of the date of this prospectus, we had outstanding 17,306,674  shares of common stock, of which our principal shareholder owns 5,664,503 shares and directors and executive officers own 1,969,043 shares, which are subject to the limitations of Rule 144 under the Securities Act of 1933.  All of the remaining outstanding shares are freely tradable, except for approximately 769,000 shares, which were issued less than six months prior to the date of this prospectus.

In general, Rule 144 provides that any non-affiliate of GelTech, who has held restricted common stock for at least six-months, is entitled to sell their restricted stock freely, provided that GelTech stays current in its SEC filings.  After one year, a non-affiliate may sell without any restrictions.

An affiliate of GelTech may sell after six months with the following restrictions: (i) GelTech is current in its filings, (ii) certain manner of sale provisions, (iii) filing of Form 144, and (iv) volume limitations limiting the sale of shares within any three-month period to a number of shares that does not exceed 1% of the total number of outstanding shares.  A person who has ceased to be an affiliate at least three months immediately preceding the sale and who has owned such shares of common stock for at least one year is entitled to sell the shares under Rule 144 without regard to any of the limitations described above.

The sale of our common stock to Lincoln Park may cause dilution and the sale of the shares by Lincoln Park could cause the price of our common stock to decline.

In connection with entering into the Purchase Agreement, we authorized the sale or issuance to Lincoln Park of up to 5,500,000 shares of our common stock.  The number of shares ultimately offered for sale by Lincoln Park is dependent upon the number of shares purchased by Lincoln Park under the Purchase Agreement.  The purchase price for the common stock to be sold to Lincoln Park pursuant to the Purchase Agreement will fluctuate based on the price of our common stock.  It is anticipated that shares registered in connection with the Purchase Agreement will be sold over a period of up to 30 months.  Depending upon market liquidity at the time, a sale of shares by Lincoln Park at any given time could cause the trading price of our common stock to decline.  After it has acquired such shares, Lincoln Park may sell all, some or none of such shares.  Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock.  The sale of a substantial number of shares of our common stock, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.  However, we have the right to control the timing and amount of any sales of our shares to Lincoln Park.

An investment in GelTech may be diluted in the future as a result of the issuance of additional securities or the exercise of options or warrants.

In order to raise additional capital to fund our strategic plan, we may issue additional shares of common stock or securities convertible, exchangeable or exercisable into common stock from time to time, which could result in substantial dilution to any person who purchases our common stock.  Because we have a negative net tangible book value, purchasers will suffer substantial dilution.  We cannot assure you that we will be successful in raising funds from the sale of common stock or other equity securities.

In the future, we may issue preferred stock without the approval of our shareholders, which could make it more difficult for a third party to acquire us and could depress our stock price.

Our Board may issue, without a vote of our shareholders, one or more series of preferred stock that have more than one vote per share.  This could permit our board of directors to issue preferred stock to investors who support us and our management and permit our management to retain control of our business.  Additionally, issuance of preferred stock could block an acquisition resulting in both a drop in our stock price and a decline in interest of our common stock.

Since we intend to retain any earnings for development of our business for the foreseeable future, you will likely not receive any dividends for the foreseeable future.

We have not and do not intend to pay any dividends in the foreseeable future, as we intend to retain any earnings for development and expansion of our business operations.  As a result, you will not receive any dividends on your investment for an indefinite period of time.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements including:

●	anticipated listing on the QPL,
●	our future liquidity,

●	opportunities for our products in international markets,
●	anticipated future marketing and sales of our products,

●	anticipated approvals to distribute FireIce® in China and South America,
●	our belief regarding the potential need for our SkinArmor™ product,

●	expectations regarding the usage of Soil2O™ and opportunities for Soil2O™ resulting from water scarcity,
●	our belief of the effect that ours polymer would have on a hurricane, and

●	expectations regarding patents pending that we expect to market.

All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, liquidity, business strategy and plans and objectives of management for future operations, are forward-looking statements.  The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements.  We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs.  These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in “Risk Factors” elsewhere in this prospectus.

Other sections of this prospectus may include additional factors which could adversely affect our business and financial performance.  New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any risk factor, or combination of risk factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Lincoln Park.  We will not receive any proceeds upon the sale of shares by Lincoln Park, the selling shareholder.  However, we may receive proceeds up to $5.0 million under the Purchase Agreement with Lincoln Park.  The initial $2,600,000 of proceeds we receive from Lincoln Park under the Purchase Agreement will be used for working capital and general corporate purposes.  We expect to use the balance of any proceeds to pay our line of credit.

CAPITALIZATION

The following table sets forth our capitalization as of  September  30, 2010.  The table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus:

As of September 30, 2010
Shareholders’ equity:
Common stock, $0.001 par value;	$17,006
Additional paid-in capital	8,990,046
Accumulated deficit	(10,640,333)
Total shareholders’ equity (deficit)	$(1,633,281)

MARKET FOR COMMON STOCK

Our common stock is quoted on the Bulletin Board under the symbol “GLTC”.  Our common stock last traded at $ 1.11 on November 17 , 2010. The following table provides the high and low bid price information for our common stock for each quarterly period within the two most recent fiscal years as reported by the Bulletin Board.  The quotation reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Quarter Ended	High	Low
September 30, 2010	$1.60	$0.95

June 30, 2010	$1.88	$1.10
March 31, 2010	$2.05	$1.52
December 31, 2009	$2.18	$1.45
September 30, 2009	$2.22	$1.51

June 30, 2009	$2.20	$1.07
March 31, 2009	$2.50	$0.55
December 31, 2008	$1.01	$0.51
September 30, 2008	$4.00	$0.70

There are approximately 280 holders of record of our common stock.  We believe that additional beneficial owners of our common stock hold shares in street name.

Dividend Policy

We have not paid cash dividends on our common stock and do not plan to pay such dividends in the foreseeable future.  Our Board of Directors, or the Board, will determine our future dividend policy on the basis of many factors, including results of operations, capital requirements, and general business conditions. Dividends, under Delaware General Corporation Law, may only be paid from our net profits or surplus. To date, we have not had a fiscal year with net profits and do not have surplus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under “Risk Factors” in this prospectus.

Overview

We are a Company which markets three products: (1) FireIce®, a water soluble fire retardant used to protect firefighters, structures and wildlands; (2) Soil2O™, a product which reduces the use of water and is primarily marketed to golf courses and the agriculture market; and (3) SkinArmor™, an innovative new fire retardant skin ointment being developed that can be used to assist in protecting exposed skin from the effects of fire. Our financial statements have been prepared on a going concern basis, and we need to generate sufficient material revenues to support the ongoing business of the Company.

RESULTS OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2010 COMPARED TO THE THREE MONTHS ENDED SEPTEMBER 30, 2009.

Sales

For the three months ended September 30, 2010, we had sales of $28,557 as compared to sales of $287,554 for the three months ended September 30, 2009, a decrease of $258,997.  The decrease in sales resulted from one major sale of FireIce® amounting to $208,500 during the three months ended September 30, 2009, plus lower sales of Soil2O™.  Sales of product during the quarter consisted of $451 for Soil2O™ and $28,106 for FireIce® and related products.

Cost of Goods Sold

Cost of goods sold was $8,664 for the three months ended September 30, 2010 as compared to a cost of goods sold of $91,206 for the three months ended September 30, 2009.  The decrease was the direct result of the decrease in sales.

Selling, General and Administrative Expenses

S,G&A expenses were $881,210 for the three months ended September 30, 2010 as compared to $738,679 for the three months ended September 30, 2009. The increase in 2010 expenses resulted from  increases in option expense of $36,000 due to the addition of new directors and for recurring annual grants, professional fees of $71,000 in connection with the filing of a registration statement in connection with the Lincoln Park purchase agreement and new patent filings in connection with the Home Safety Unit, investor relations costs of $80,000, sales and marketing costs of 19,000 and travel of $14,000 which were partially offset by a decrease in commissions of $71,000, resulting from lower sales and a decrease in salaries and employee benefits of $14,000.

Research and Development Expenses

R&D expenses were $35,538 for the three months ended September 30, 2010 as compared to $3,766 for the three months ended September 30, 2009. The increase relates to testing of specific applications of FireIce® for use by a potential customer in the public utilities industry.

Loss from Operations

Loss from operations was $896,900 for the three months ended September 30, 2010 as compared to $546,097 for the three months ended September 30, 2009. The increase resulted from the higher operating expenses and lower sales as previously discussed.

Interest Income

Interest income was $1,274 for the three months ended September 30, 2010 as compared to $12 for the three months ended September 30, 2009 primarily due to higher cash balances resulting from the private placement transactions in the quarter.

Interest Expense

Interest expense was $101,521 for the three months ended September 30, 2010 as compared to $111,236 for the three months ended September 30, 2009. The decrease resulted from the lower value of the stock and warrants granted in 2010 to extend the line of credit as compared to the stock and warrants granted in 2009 to originate the line of credit.  Amortization of these costs was $69,505 for the three months ended September 30, 2010 as compared to $86,250 for the three months ended September 30, 2009.

Net Loss

Net loss was $997,147 for the three months ended September 30, 2010 as compared to $657,321 for the three months ended September 30, 2009. The higher net loss resulted from the higher operating expenses, interest expense, and lower sales. Net loss per common share was $0.06 for the three months ended September 30, 2010 as compared to $0.05 for the three months ended September 30, 2009. The weighted average number of share outstanding for the three months ended September 30, 2010 and 2009 were 16,672,024 and 13,858, 986, respectively.

FOR THE FISCAL YEAR ENDED JUNE 30, 2010 COMPARED TO THE FISCAL YEAR ENDED JUNE 30, 2009

Revenue

For the fiscal year ended June 30, 2010, we had revenue of $566,240 as compared to revenue of $334,364 for the fiscal year ended June 30, 2009.  Revenue during the fiscal year ended June 30, 2010 consisted of sales of FireIce® and Soil2O™ amounting to approximately $498,000 and $68,000, respectively.  Revenue during the fiscal year ended 2009 consisted of sales of FireIce® and Soil2O™ amounting to approximately $169,000 and $165,000, respectively.

Cost of Goods Sold

For the fiscal year ended June 30, 2010, our costs of goods sold were $186,483 as compared to $128,736 for the fiscal year ended June 30, 2009. The change is consistent with the increase in sales.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $3,392,456 for the fiscal year ended June 30, 2010 as compared to $2,829,850 for the fiscal year ended June 30, 2009. The increase in these expenses reflect primarily an increase in salaries of $63,000 which resulted from a moderate increase in staffing levels as we continued to actively market our products; an increase in insurance of $55,000; an increase in sales and marketing expenses of $154,000 as we continued to build the brands of both FireIce® and Soil2O™; an increase in non-cash compensation expense of $88,000 resulting from options granted to directors: an increase in professional fees of $53,000 relating to the private placements completed during the year and an increase in investor relations costs of $149,000 resulting from our fund raising efforts during the year.

 Research and Development Costs

Research and development costs for the fiscal year ended June 30, 2010 were $19,541 as compared to $125,996 during the fiscal year ended June 30, 2009. The higher amount in fiscal 2009 related to the initial filing fee for the product approval process of the Forest Service for FireIce®.

Other Income (Expense)

Net other expense for the fiscal year ended June 30, 2010 was $504,644 as compared to $98,066 for the fiscal year ended June 30, 2009.  The increase in net other expense resulted from the increase in interest expense from $80,441 for the year ended June 30, 2009 to $458,179 for the year ended June 30, 2010 which was due to the higher average balance of our line of credit and the amortization of the cash and stock given to the guarantor on the line of credit.  In addition, we accrued $55,000 as of June 30, 2010 for a legal settlement we reached in September 2010.

Net Loss

For the fiscal year ended June 30, 2010 our net loss was $3,536,884 as compared to $2,848,284 for the fiscal year ended June 30, 2009.  The increase in the net loss was the result of higher total operating expenses of $456,151 which were partially offset by the increase in gross profit of $174,000 due to the increase in revenues and an increase in net other expense of $406,518 as described above.  Net loss per common share was $0.24 for the fiscal year ended June 30, 2010 as compared to a net loss per common share of $0.21 for the fiscal year ended June 30, 2009.  The weighted average number of shares outstanding was 15,018,756 and 13,572,287 for the fiscal years ended June 30, 2010 and 2009, respectively.

LIQUIDITY AND CAPITAL RESOURCES

For the three months ended September 30, 2010, we used net cash of $778,881 in operating activities as compared to $714,714 for the three months ended September 30, 2009.  The increase in cash used from operations was primarily the result of an increase in the net loss of $339,826 for the reasons identified above which were partially offset by an increase in stock option compensation expense of $36,000 and an increase in the amortization of prepaid consulting of $69,426.  In addition, accounts payable increased $135,865 during the three months ended September 30, 2010 and accrued expenses declined $76,806.

Cash flows used in investing activities for the three months ended September 30, 2010 amounted to $1,771 and related to purchases of computer equipment for the corporate office.  Cash flows used by investing activities for the three months ended September 30, 2009 amounted to $938 and consisted of the purchases of furniture, fixtures and equipment.

Cash flows from financing activities for the three months ended September 30, 2010 were $344,619 as compared to $599,847 for the three months ended September 30, 2009.  During the three months ended September 30, 2010, we received $352,000 from the sale of common stock and warrants in private placements, net of commissions paid. These proceeds were used for working capital and to repay $7,381 of insurance premium financing.  During the three months ended September 30, 2009, we received proceeds of $625,000 from a line of credit agreement with our largest shareholder.  We used the proceeds in fiscal 2009 for working capital and to repay $25,153 of insurance finance contracts.

For the fiscal year ended June 30, 2010, we used net cash of $2,568,345 in operating activities as compared to $2,433,151 for the fiscal year ended June 30, 2009.  The increase in cash used from operations was primarily the result of an increase in the net loss of $638,600 for the reasons identified above which were partially offset by an increase in stock option compensation expense of $39,734 and an increase in the amortization of debt issue costs of $310,668.  In addition, we made cash payments for debt issue costs and to reduce accounts payable and accounts payable related parties.

Cash flows used in investing activities for the fiscal year ended June 30, 2010 amounted to $7,563 and related to purchases of computer equipment for the corporate office.  Cash flows provided by investing activities for the fiscal year ended June 30, 2009 amounted to $743,929 and consisted of the proceeds from the sale of short term marketable debt securities of $750,000 which were offset by purchases of furniture, fixtures and equipment of $6,071.

Cash flows from financing activities for the fiscal year ended June 30, 2010 were $2,956,323 as compared to $1,704,545 for the fiscal year ended June 30, 2009.  During the fiscal year ended June 30, 2010, we received $2,090,000 from the sale of common stock and warrants in private placements, net of commissions paid, received $908,156 from advances on our line of credit (See the Section entitled “Related Person Transactions” found elsewhere herein for a description of this line of credit) and received $58,350 from the exercise of stock options for cash.  These proceeds were used for working capital and to repay $32,028 of insurance premium financing.  During the fiscal year ended June 30, 2009, we received net proceeds from the sale of our stock amounting to $178,750.  In addition, we received $1,550,000 proceeds from a line of credit agreement with our largest shareholder.  We used the proceeds in fiscal 2009 to repay $24,205 of insurance finance contracts.  As of the date of this prospectus, we have $200,000 in available cash. We do not anticipate the need to purchase any material capital assets in order to carry out our business.  In May 2010, we signed a one year extension on a $2,500,000 revolving line of credit agreement with our largest shareholder.  This line of credit was used to repay prior debt to the shareholder, and provide us with working capital. The revolving line of credit note requires us to pay the outstanding principal balance prior to its due date during which we will not be permitted to borrow any sums for a period of 30 consecutive days.

As of November 15, 2010, we had $55,000 in available cash. We do not anticipate the need to purchase any material capital assets in order to carry out our business.  In May 2010, we signed a one year extension on a $2,500,000 revolving line of credit agreement with our largest shareholder.  This line of credit was used to repay prior debt to the shareholder, and provide us with working capital. As of the date of this prospectus, GelTech has borrowed $2,458,156 under this line of credit.  The revolving line of credit note requires us to pay the outstanding principal balance prior to its due date during which we will not be permitted to borrow any sums for a period of 30 consecutive days.

In September 1, 2010, GelTech signed a $5 million Purchase Agreement with Lincoln Park.  Upon signing the agreement, we received $200,000 from Lincoln Park as an initial purchase under the $5 million commitment in exchange for 200,000 shares of our common stock and warrants to purchase 200,000 shares common stock at an exercise price of $1.25 per share.  We also entered into a Registration Rights Agreement with Lincoln Park whereby we agreed to file a registration statement related to the transaction with the SEC covering the shares that may be issued to Lincoln Park under the Purchase Agreement. After the SEC has declared the registration statement effective, we have the right, in our sole discretion, over a 30-month period to sell shares of common stock to Lincoln Park in amounts up to $500,000 per sale, depending on certain conditions as set forth in the Purchase Agreement, up to an additional $4.8 million.  The actual amount of money we can receive from Lincoln Park every two-business days will be based upon the price of our common stock, as follows:

PRICE PER SHARE	AMOUNT OF MONEY
$1.00 - $1.39	$30,000
$1.40 - $1.79	$60,000
$1.80 - $2.99	$120,000
$3.00 - $3.99	$240,000
$4.00 or Higher	$500,000

The actual number of shares we sell will be determined by dividing the payment to us by the actual price per share.

We have filed the required registration statement to register the public sale of up to 2,500,000 shares.  We cannot predict when the SEC will declare the registration statement effective.  Any delays in the effective date and failure of our stock price to increase will impact our ability to meet our working capital needs through Lincoln Park.

In September 2010, GelTech received $162,000 in exchange for 180,000 shares of common stock and three year warrants to purchase 180,000 shares of common stock at an exercise price of $1.25 per share in a private placement with an accredited investor. In October 2010, the Company issued 24,000 shares of common stock in exchange for $20,400 in a private placement transaction with an accredited investor.  In November 2010, the Company issued 240,000 shares of common stock and issued three year warrants to purchase 120,000 shares of common stock at an exercise price of $1.50 per share in exchange for $204,000, in connection with a private placement transaction with an accredited investors   In addition, GelTech is also currently working with a number of institutional investors to raise additional capital, since it currently has less than one month of working capital available.  There is no guarantee that such fund raising efforts will be successful. If we are unable to generate substantial cash flows from sales of our products, or through financings, we may not be able to remain operational.

Related Person Transactions

For information on related party transactions and their financial impact, see Note 7 to the Unaudited Condensed Consolidated Financial Statements.

Critical Accounting Estimates

In response to the SEC’s financial reporting release, FR-60, Cautionary Advice Regarding Disclosure About Critical Accounting Policies, the Company has selected its most subjective accounting estimation processes for purposes of explaining the methodology used in calculating the estimate, in addition to the inherent uncertainties pertaining to the estimate and the possible effects on the Company’s financial condition. The accounting estimates are discussed below. This estimate involves certain assumptions that if incorrect could create a material adverse impact on the Company’s results of operations and financial condition.

Revenue Recognition

Under ASC 605-15-25 we recognize sales of our products when each of the following has occurred:

●	The price of the product sold is fixed or determinable and evidence of an agreement is present

●	The title and risk of loss of the product has passed to the buyer and the sale is not contingent upon the buyer being able to resell the product.

●	We have a reasonable expectation that the buyer has the intent and the ability to pay for the product ordered.

●	We have no future obligation to the seller related to the product sold.

Stock-Based Compensation

Under ASC 718-10 which was effective as of January 1, 2006, we recognize an expense for the fair value of our outstanding stock options as they vest, whether held by employees or others.

We estimate the fair value of each stock option and warrant at the grant date using the Black-Scholes option pricing model based upon certain assumptions which are contained in Note 1 to the Unaudited Condensed Consolidated Financial Statements contained in this prospectus. The Black-Scholes model requires the input of highly subjective assumptions including the expected stock price volatility. Because our stock options and warrants have characteristics different from those of traded options, and because changes in the subjective input of assumptions can materially affect the fair value estimate, in our management’s opinion, the existing models may not necessarily provide a reliable single measure of the fair value of such stock options.

RECENT ACCOUNTING PRONOUNCEMENTS

For information on recent accounting pronouncements, see Note 1 to the Unaudited Condensed Consolidated Financial Statements contained in this prospectus.

BUSINESS

GelTech Solutions, Inc., or GelTech, is a Delaware corporation organized in 2006.  Our current business model is focused on the following products:

●	FireIce® – a fire suppression product,

●	SkinArmor™ – an ointment used for protecting skin from direct flame and high temperatures, and

●	Soil2O™ – a line of agricultural moisture retention products.

Gel Tech also has two other products which it is not currently focusing on commercializing. They are:

●	IceWear™ – a garment line to assist in cooling body temperature, and

●	WeatherTech Innovations® – our hurricane suppression project.

FireIce®

Industry Overview

The fire suppression systems market is estimated to reach $1.6 billion a year by 2014 according to a 2009 Global Industry Analysts report. According to an article published by the Building and Fire Research Laboratory of the National Institute of Standards and Technology, as early as 1994 the lack of availability of halon fire suppressants sparked worldwide efforts in developing alternative firefighting agents and delivery systems.

The business has two marketing thrusts:

●	suppression of structural and other fires within cities and towns, and

●	suppression of wildland fires such as forest fires managed by federal and state governments.

According to the National Fire Protection Association, in 2009 there were 1,348,500 fires in the United States that caused approximately $12.5 billion in damages. In fiscal year 2009, there were 26,503 structural fires in New York City alone. The New York City Fire Department, which we believe is the largest fire department in the world, had a budget for fiscal year 2009 of $1.5 billion. Of this amount, $1.1 billion was earmarked for fire extinguishment. In a 2009 report by Headwaters Economics, local and federal agencies currently spend approximately $3 billion annually on the suppression of forest fires. In addition, the Department of Homeland Security, or Homeland Security, through their Assistance to Firefighters Grant has distributed funds to allow firefighting departments to purchase critical firefighting gear equipment and other fire suppression necessities. According to Homeland Security’s website, Homeland Security awarded approximately $210 million under the Assistance to Firefighters Grant in fiscal year 2009.

The Product

FireIce® is the registered trade name of our fire suppression product. FireIce® is a dry powder that when added to water in very low concentrations (0.1 to 1.2 percent by weight), rapidly absorbs water to produce a gel whose consistency depends on the selected concentration. The dry powder is self dispersing in many applications, or can be easily mixed with water. Within seconds of being mixed with water, FireIce® is ready to use and turns into a fire preventing, heat absorbing and fire suppressing gel. In many applications the gel forms a cohesive layer which acts as a vapor barrier and prolongs the effectiveness of the water. Due to the gel layer created by FireIce® on burning and adjacent objects, FireIce® also has the ability to suffocate a fire.

FireIce® has the following properties. We believe it:

●	is non-toxic,

●	is environmentally safe,

●	is non-corrosive to metals,

●	mixes easily with water,

●	will not clog or stick in spraying devices,

●	reduces the threat of a fire rekindling,

●	extinguishes fires more rapidly than traditional methods, and

●	saves customers cost on freight when compared to competitors.

Uses

There are many existing and potential uses for FireIce®. We believe it can be an extremely valuable tool for firefighters because:

●
When mixed with water, it can be dispersed and applied by all types of application equipment used in direct fire suppression, such as pressurized water extinguishers, pumper trucks, aircraft, backpack extinguishers, or even hand held spray bottles.

●	Firefighters can apply FireIce® directly to buildings and other structures exposed to an advancing fire.

●	FireIce® can also be rapidly sprayed on foliage to prevent the spread of fires.

●	FireIce® absorbs many times its own weight in water and forms a gel producing increased droplet sizes that reduce drift and evaporation when dropped aerially.

In 2009, California wildfires burned more than 336,000 acres of land, destroyed over 121 structures, and caused almost $34 million in damages. That same year, fire suppression costs for California’s Department of Forestry and Fire Protection amounted to over $256 million.

Fires are not only a major problem in the United States. In August 2010, Russia suffered immense forest fires causing damages of up to $15 billion to the Russian economy (or one percent of Russia’s Gross Domestic Product). In 2009, Greece was afflicted with forest fires that covered over 50,000 acres, scorched 150 homes and reached as far as the capital, Athens.

FireIce® can play a major role in putting out and containing wildland fires, including forest fires, by being sprayed from airplanes directly over such fires, including in areas too dangerous for ground-based firefighters to enter. FireIce® can also be sprayed from tanker trucks on the edges of these fires.

FireIce® also has a number of potential retail and consumer uses:

●	It can be sprayed out of fire extinguishers.

●	It can be used in a spray bottle by professionals, such as welders, who work with blowtorches.

●	Though it has not yet been fully evaluated in this manner, we believe it could be sprayed from building sprinkler systems. We are working with companies to test our product for this application.

Sales and Marketing

After we received independent third party laboratory certification (UL-711 2-A; UL-711 40-A, and a Custom Rubber and Tire Fire Listing), we began marketing FireIce® initially to local fire departments and local government officials. None of our competitors have these UL-711 certifications. Accordingly, we have the only gel that can be sold to fire departments for application directly on fires. Competitive gels can be applied to structures which are not burning as a retardant but not as a fire suppressant.

We market and sell FireIce® through fire equipment distributors, online and direct marketing, and attendance at fire industry national trade shows as well as through our team of seven people who call on potential customers and respond to inquiries.

Because of the wildfires which threaten the West Coast of the United States each year, we understand the potential for FireIce® and the tremendous marketplace for Aerial firefighting in conjunction with the United States Forest Service, or the Forest Service. We have been working with the Forest Service since September 2008 to obtain certification under 5100-306a and to be listed on the Qualified Products List, or the QPL.  If FireIce® is listed on the QPL, it would enable us to apply for ‘open bids for fire suppression products’ and compete with other businesses to provide our product to the Forest Service.  QPL approval is important because of the substantial amount of federal lands that are subject to wildfires. The Forest Service currently spends over $1 billion on firefighting operations yearly. The approval process is lengthy and we cannot be certain when FireIce® will be approved. However, we are hopeful that we will be listed on the QPL at or around the beginning of 2011.

We have developed a Home Defense Unit which we launched October 15, 2010. Initially, the Home Defense Unit is available for sale on our website.  We expect to support the Home Defense Unit by marketing it in California and in other western states where homes are threatened by wildfires.  These efforts may include local advertising where appropriate and recruiting local distributors.  Additionally, we expect to approach large retailers.  The Home Defense Unit will be sold in two versions – one includes a pressure cleaner with eductor assembly or pump and product and the other for homeowners who have pressure cleaners which will consist of an eductor assembly or pump together with FireIce® powder.

International Sales

In addition to domestic sales, we have also concentrated on expanding market share internationally. We believe the international market presents us with an important opportunity. We have begun seeking to distribute FireIce® in China, South America, some select European countries and Russia. FireIce® is a product designated for ‘public safety’ and consequently, must receive certification and approvals before it may be used in each country. We are hopeful to have Chinese and South American approvals by the end of 2010.

In our international sales program, we will require payment in advance of shipment through irrevocable letters of credit. We will also require payment in United States dollars to eliminate the risk of currency fluctuation.

Raw Materials and Suppliers

The raw materials for FireIce® are in abundant supply. The base ingredients of FireIce® are manufactured for us by two third parties. However, there are also several other companies that are able to manufacture the base ingredients. FireIce® becomes a gel when mixed in water. In addition, we expect to have exclusive agreements in place in the near future with our raw materials suppliers for the exclusive supply of product for fire suppressant purposes.

Competition

The fire suppression market is highly competitive. However, we believe we will be able to compete effectively because:

●	FireIce® should provide superior benefits over other fire suppressants.

●	The price per gallon of FireIce® is significantly less than for our competitors’ products.

●
The effectiveness of FireIce® to extinguish rapidly and stop rekindling, allows fire departments to put out fires faster which helps to save manpower and unnecessary overtime costs associated with spending extra time on a fire scene.

●	Once a fire has been extinguished, any dispensing system used to disperse FireIce® can be simply cleaned with water.

●	FireIce® is the only gel that currently can be applied to fires as a suppressant.

●
FireIce® is different from foam. Foam consists of air bubbles in water and a small amount of surfactant. When the bubbles burst, the foam collapses. When mixed with FireIce®, water is held by a three-dimensional network of cross-linked polymers. When FireIce® is applied to the fire, the water evaporates and the liquid collapses, sapping the fire of not only heat but oxygen as well. It takes longer for water to evaporate from our polymer than for air bubbles to burst. We believe this is how FireIce® provides a more efficient protection that lasts longer than foam.

One of our largest competitors is Tyco Fire & Security, a major business segment of publicly-traded Tyco International Ltd. (NYSE: TYC). Tyco Fire & Security produces ANSUL®, a premium brand of special hazard fire protection products including fire extinguishers and hand line units, pre-engineered restaurant, vehicle, and industrial systems; sophisticated fire detection/suppression systems and a complete line of dry chemical, foam, and gaseous extinguishing agents. Tyco Fire & Security is a very well funded company and has significantly more financial, marketing and sales resources than us. Ansul’s main sales thrust is the installation of “in building” fire suppression systems, but they manufacture a wide variety of products. They also have a very extensive distributor list and have a significant share of the market that we are looking to enter.

Another competitor is U.S. Foam Technologies, a manufacturer and distributor of environmentally friendly firefighting foams. It is a small company whose main marketing thrust is to attract customers to its website through the use of the Google “adwords” program. It also markets its foams at the national firefighting conventions. Since we eventually intend to market FireIce® throughout the entire United States, and because U.S. Foam Technologies’ main focus appears to be the Midwest, we do not believe it will be a competitive threat in the near future.

National Foam, part of the Kidde Fire Fighting organization, is a manufacturer of foam concentrate, foam proportioning systems, fixed and portable foam firefighting equipment, monitors, nozzles and specialized big flow pumping solutions. National Foam has historically been at the forefront of foam fire fighting and fire control technology and is the acknowledged world leader in providing foam based solutions. Other brands associated with National Foam include: Feecon, offering airport crash rescue and general mobile firefighting equipment and Wirt Knox, offering a range of hose racks, reels, carts and general hose storage accessories. National Foam has significant financial resources and is part of a large fire fighting company conglomerate. Thus, it has significantly more financial, marketing and sales resources than we do.

Thermo-Gel® provides the fire fighting industry with a product that can be used for structure protection, exposure protection, defensible perimeters and wet lines. This product consists of superabsorbent polymers-polyacrylamide and sodium polyacrylate, mineral oil, and surfactants, and is supplied as a liquid concentrate which is mixed in an eductor. It does require special expensive equipment to use. Thermo-Gel is used in fighting active fires, wildland fires, prescribed burns, aviation applications, and in the protection of all types of structures from homes to commercial and industrial investments. This product has been approved by the Forest Service.

Barricade International, Inc. is a small company that is also marketing a liquid fire retardant gel. However, their product is an emulsion gel, which comes in a liquid form and is made from totally different materials than FireIce®. It has gained some publicity because the current owner of the company is a firefighter. We do not believe it is any real competitive threat to our FireIce® because:

●	Its gel is significantly more expensive than ours.

●	Even though the gel is designed to protect homes and structures, it is not designed to directly protect firefighters and other first responders as FireIce® is capable of doing.

●	Unlike FireIce®, Barricade’s gel only works with the device it manufactures and that must be purchased from it.

●	Barricade’s mixture has to be shaken every 30 to 60 days or it hardens and becomes unusable.

●
Unlike FireIce®, its product is not allowed to be put into any type of firefighter equipment or pumper trucks. It hardens in a short time period, which is not conducive to the intricate pieces of firefighting equipment. Barricade claims that in a worst case scenario objects coated with their gel may have to be pressure cleaned.

●	Barricade’s gel is an emulsion gel, which means it is already a liquid. It must be sprayed ahead of time and allowed to cure and turn into a hardened substance with a Styrofoam type of feel.

Seasonality

There is no real seasonality to structural fires. These occur throughout the year. In wildland fires, FireIce® use will be more likely during the warmer, drier summer months when forest and other wildland fires are more prevalent. However, in Southern California wildland fires occur year round and are most damaging in September and October.

SkinArmor™

Overview

SkinArmor™ was developed out of a need for the U.S. Military. Since the ‘Iraqi and Afghanistan Wars’ began, the U.S.  Military has had a large number of personnel receiving high intensity burns. When moving personnel, there is a potential for the transport vehicle to come in contact with an “Improvised Explosive Device” or “IED”.  Most transports only have airflow from underneath the vehicles to maintain protection from shots taken at them. When a transport comes in contact with an “IED” the explosion comes from underneath the vehicle, and into the air vents. This two to three second blast creates heat of over 2500°F.  SkinArmor™ could be used by soldiers during the transportation process offering protection from just such an explosion.

The Product

Military officials that have seen the power of FireIce® in live demonstrations posed the question about developing a product with the same capabilities, but address the issue for ‘skin protection’. SkinArmor™ is a new product we developed using the same base components as we do with the FireIce® product line. We have added a few additional compounds to assist with making the product thicker and more easily spread on the skin. SkinArmor™ will be delivered in a ‘tube’ shape container that will be easily carried by any soldier, firefighter or first responder. During the pre-marketing stage, we have found that there are potentially many other uses for SkinArmor™.  We believe that anyone that works in a high temperature environment could have a potential need for protection with SkinArmor™.  It is currently being tested and evaluated by the U.S. Military.

Soil2O™

Industry Overview

Irrigation in all forms costs billions of dollars a year. According to the USDA Farm and Ranch Irrigation Survey, in 2008 farmers spent $4.8 billion on irrigation equipment, facilities, land improvements, and energy to power irrigation pumps. According to the World Bank’s website, agricultural water management is a vital practice in ensuring food security, poverty reduction, and environmental protection. For this reason, the total value of all loans currently held by the World Bank for irrigation and drainage is $3.7 billion. After decades of successfully expanding irrigation and improving productivity, farmers and managers face an emerging crisis in the form of poorly performing irrigation schemes, slow modernization, declining investment, constrained water availability, and environmental degradation. Furthermore, with irrigation costs running into the hundreds of thousands of dollars per golf course, an article in the April 2010 edition of The Golf Course Trades discussed the growing need for golf superintendents to invest in new products and services designed to improve efficiency, conservation and ease of operations.

Drought conditions currently exist in many parts of the U.S.  These drought conditions are causing crop shortages as farmers have insufficient water for their crops which is reducing their yield. Additionally, the drought is causing an increase in forest fires in some areas.

The Product

Soil2O™’s main ingredient is a potassium based co-polymer. Versions of this product have been used in the agricultural industry for many years. Soil2O™ can absorb hundreds of times its weight in water. Water is rapidly drawn into a polymer network where it is stored. As the soil dries out, the polymer releases up to 95% of the water it has absorbed back into the soil. Therefore, the water becomes available when the plants need it most. Soil2O™ is available in different particle sizes — the finer the size of the particle, the greater its absorption capacity and speed.

We are marketing two distinct versions of Soil2O™, a sprayable version and a granular one. The sprayable version is a fine particle blend that is for use on existing grass and can be applied using any type of spray rig or backpack sprayer. The granular product has been formulated to be tilled into the top four to six inches of the soil to assist in replacing and replanting of grass, including sodding and seeding, and is also recommended to be used during the planting of trees, shrubs, and annuals. The granular version is appropriate for planting situations in which the grass is not already established. We are now selling both versions to our distributors which are marketing the products to the agricultural and other markets. Because of drought conditions in parts of the United States, we have received interest in both versions of the product.

Soil2O™ degrades naturally in the soil. Sunlight and salinity exposure makes it break down faster. The Soil2O™ sprayable version is our flagship product and is used as a top dressing and sprayed onto already established turf and grasses. Our formulation provides a specifically formulated particle size which, with irrigation, gets down to the roots to supply turf and grasses with water and nutrients. Since the sprayable particle size is very small and not as protected from the ultraviolet light given off by the sun as the granular form, it will be broken down much more rapidly than the granular form. The granular form of Soil2O™ is tilled directly into the soil and it will last for three to five years without having to be reapplied. The market for the granular product will be newly-designed golf courses as well as courses doing replanting as part of their continual golf course maintenance. Although, granular form re-orders for large scale use may be limited due to its long duration in soil, we expect it to be used in both industrial and retail markets for the planting of landscaping which always has constant turnover due to landscaping re-design, re-planting and young tree mortality rates. Additionally, we have initiated marketing both versions of Soil2O™ to the agricultural market.

Uses

Soil O™ has multiple potential uses:

●
Soil2O™ products are specially designed for use as a soil conditioner for water and nutrient retention, interior and exterior farming including growers, turf farms and greenhouses, landscaping, forestry, horticulture and golf course maintenance. Each product’s goal is to increase the water holding capacity of soils and potting mixes, thereby reducing the frequency of irrigation, as well as the leaching of valuable nutrients.

●
Soil2O™ can also be beneficial for lawns and sod by improving germination and promoting regular even growth of lawns. This is especially useful for turf farms, golf courses and grass in parks and gardens.

●
It can be effective in agriculture, particularly in commercial farming. By storing water for later release as the soil becomes drier, Soil2O™delays wilting and makes it possible for certain plants to become better established while waiting for rain or irrigation to begin. In one test, the use of Soil2O™ in rain fed sugar cane increased the yield by approximately 25%.

●	By absorbing fertilizer, Soil2O™ reduces the amount that runs out of the soil and makes it available to the plants for a longer period of time.

●	Soil2O™ can be used in the planting of trees, bushes and saplings by enhancing root development and reducing mortality rates due to transplant shock.

●	Soil2O™ can keep plants, trees and cut flowers hydrated and thereby facilitate their transportation over long distances.

●	If Soil2O™ is mixed into the soil, cuttings and transplants take root better and watering frequencies are reduced by as much as 30% to 50%.

●
Another potential use of Soil2O™ is for floral decoration. Soil2O™ is placed in a container with colored water. Soil2O™ absorbs this colored water and becomes colored. The resulting colored gel can be placed in glass containers in which cut flowers may be placed.

Sales and Marketing

We believe that the recent surge in water scarcity in the U.S. has created an opportunity to demonstrate to governments that Soil2O™ can provide a solution for the agricultural market. The agriculture market has a substantial problem in regards to fertilizer and nutrient leaching. Soil2O™ is currently being evaluated by some of the largest growers in Florida in regards to the leaching issue.

GelTech is working on rolling out a distribution network nationwide, focusing on strong regional suppliers. To date, the bulk of our focus has been in the Southeast. We are seeking to expand our limited number of distributors and marketing the Soil2O™ line to various businesses including sod farms, tree and crop growers, lawn and landscape professionals in the Southeastern U.S.

We are also engaged in discussions with a few international distributors about acting as a distributor for Soil2O™ to various markets. We cannot assure you we will be successful in recruiting distributors or that they will sell substantial quantities of Soil2O™ at prices that are profitable.

Raw Materials and Suppliers

Our Soil2O™ base ingredients are manufactured for us by a third party. There are several other companies that are also capable of manufacturing the main ingredients.

Competition

Polymers have been marketed on and off for over 20 years as additions to soil to increase water retention and reduce irrigation. Numerous companies appear to have products that are very similar to Soil2O™. Some of these companies are:

●	Horticultural Alliance, Inc.

●	Turbo Technologies, Inc.

●	American Soil Technologies, Inc. [OTCBB: SOYL]

The first two are private companies and it is unclear what financial, marketing and sales resources they have compared to us. On the other hand, American Soil Technologies, Inc. is listed on the Over-the-Counter Bulletin Board, or the Bulletin Board. However, from American Soil’s filings with the Securities and Exchange Commission, or the SEC, it is clear that it has minimal declining revenues, it has experienced significant losses, has a large accumulated deficit and has a working capital deficit which may hamper its ability to compete. It supplies polymer soil additions and other related products. American Soil has an exclusive license to two method patents with cross-linked and linear polymers as their basis. They also have a patent on a slow release liquid fertilizer. American Soil also has two patents on a machine designed to install its liquid products in mature turf as well as some standing crops. Since we do not currently have a patent on Soil2O™ itself or on any of its uses, it is possible that a competitor could reverse engineer Soil2O™ and market it under its own brand name. We have filed a patent application for the sprayable version of Soil2O™.

Seasonality

We expect Soil2O™ will experience seasonality in sales during the fall and winter quarters. However, we do not expect as much seasonality in the Southeastern areas that generally experience year round growing cycles, with the sale of the agricultural products preceding the growing cycle of various crops. We also believe a higher demand for Soil2O™ will exist during the drought conditions affecting the United States particularly in the Southwest.

IceWear™

Industry Overview

When the temperatures soar, the goal is to stay cool. This issue is vital to hundreds of thousands of American workers who are subject to working in high temperature conditions. A considerable amount of research has been conducted on garments for protecting individuals under hot conditions. Cooling garments were first introduced in the late 1950s to protect wearers from hostile hot environments, primarily for military and space exploration purposes. Some of the earliest work was reported in the late 1950s involving pilots who endured high temperatures due to sunlit aircraft cockpits. Further interest in cooling garments has existed because it is not always economically or practically feasible to change the surrounding environment to cause a reduction in temperature. For example, situations where cooling the environment itself is not feasible include steel mills, foundries, mines, construction jobsites and the interior of military vehicles. Cooling garments (sometimes called “microclimate air-conditioning”) permit the wearer to operate in such environments that would otherwise be debilitating. These garments operate with air, cooled water, evaporation or through a process called “phase change.” Today, cooling vests are used in a wide variety of civilian applications. Some current uses of cooling vests include the following:

●	Firefighters, EMTs and first responders,

●	Hazmat and SWAT teams,

●	The United States Military,

●	Construction workers, field workers and employees of utilities companies, and

●	Motorcycle riders.

The Product

IceWear™ is designed to be used as a cooling vest under a firefighter’s outer protective clothing commonly known as “bunker gear,” a hazmat suit or any type of protective jacket. IceWear™ lowers the core body temperature by 2-3°F, thus preventing some heat strokes and heart attacks. The cooling bags do not require electricity, batteries or refrigeration and once activated the IceWear™ vest will drop in temperature to approximately 27°F, and will slowly increase to 40°F over a one-hour period. The vest is adjustable, reusable and washable and may be disposed of in a regular trash bin. Each vest weighs approximately three pounds and contains pockets for two bags. The bags themselves contain a mixture of polymer and urea. To activate the cooling bag, the user must squeeze the bag until a popping sound is heard. The bags must then be kneaded thoroughly to insure full mixture of the product and to produce maximum cooling. Each bag is then inserted into a pocket located under each arm section of the vest and the vest is ready to use. Additionally, each cooling bag can be used separately and applied to the forehead, neck or sports related injury. Like the vests, the bags can also be disposed of in the regular trash.

Uses

In 2006, we tested IceWear™ with race car drivers and television cameramen. It has also been tested by several Florida Power and Light field employees and a number of South Florida EMTs under high temperature conditions. IceWear™ has multiple potential uses including:

●	fire departments to protect their firefighters,

●	laborers who work in hot conditions such as pavers and roofers,

●	military personnel,

●	in the medical field any time it is necessary to keep a patient cool,

●	athletes,

●	racers, including automobile, motorcycle and motorboat, and

●	anyone else who spends time in significantly elevated temperatures.

Because we are focusing all of our efforts on our products mentioned above, we do not expect that we will make any effort to commercialize IceWear™ during the fiscal year ending June 30, 2011.

WeatherTech Innovations®

Industry Overview

Weather modification is not a new idea. Over the past several hundred years many attempts at weather control have been made. Native Americans had rituals which they believed could induce rain. The Finnish people were believed by others to be able to control all types of weather. In the early modern era, people observed that during battles the firing of cannons and other firearms often seemed to initiate precipitation. From 1962 to 1983, the United States government ran “Project Storm Fury,” an attempt to weaken tropical cyclones by flying aircraft into the storms and seeding the eyewalls with silver iodide. More recently in 2005, two bills, United States Senate Bill 517 and House Bill 2995, were introduced that would allow experimental weather modification by artificial methods and would implement a national weather modification policy. To date neither bill has become law.

The Project

Weather Tech Innovations, Inc. is our subsidiary that we organized to manage our hurricane suppression project. It has undergone only very limited testing and is not ready for true live testing in hurricanes. We need to raise between $3 to $5 million for preliminary environmental impact studies and to build the appropriate computer and radar facilities for participating universities. Another $50 to $100 million will be needed to fully test the project once the preliminaries goals have been reached and verified. We are uncertain whether we can raise this sum and have not devoted any efforts to do so as we seek to commercialize other products.

WeatherTech Innovations® uses an inorganic polymer that has physical and chemical properties that shows promise of having the ability of weakening a hurricane. GelTech’s polymer has undergone intense laboratory study and limited actual field testing. The formulated polymer looks like baby powder; however each granule has the ability to absorb hundreds of times its weight in moisture and water. The product is inert and non-toxic.

We believe that if a jet aircraft were to deliver our polymer into the outer bank of a hurricane and then worked its way into the eye thereby cutting a pie shaped piece out of the storm, it may cause the winds and overall strength of the storm to weaken. The product would be delivered into a storm by a third party jet aircraft with specialized disbursement systems.

In early 2001, a jet dispersed a nominal amount of the product into a building thunderstorm off the coast of South Florida. The result was that the thunderstorm was removed from Doppler radar. This was verified by the Palm Beach International Airport traffic controllers and local television stations. This test was widely publicized in the West Palm Beach area. In another crude preliminary model test by a National Oceanic and Atmospheric Administration laboratory, application of adding polymer to a hurricane was able to produce a modest reduction in wind speed under laboratory conditions.

The efficacy of our product in a cloudy, rain-filled environment requires careful further study. However, the weakening of a storm by seeding with polymer seems to be related to an increased frictional load due to larger raindrops and cloud water buildup. This takes the heat out of the atmosphere and removes water mass. This cooling is “taxing” on the storm’s energy and could dynamically weaken the storm. Determining when, where, how much a storm would be weakened and what effect this would have is the objective of the studies. We are currently not focusing on this product because of the significant cost to continue development.

Governmental Regulation

The use of the polymer for seeding purposes will be subject to governmental regulation. We are subject to the United Nations Convention on the Prohibition of Military or Any Other Hostile Use of Environmental Modification Techniques. This Convention bans hostile weather modification. It is unclear whether deployment of our hurricane suppression project may be considered “hostile.” See the risk factor beginning at page 8.

On March 3, 2005, a bill was introduced by Senator Kay Bailey Hutchison to establish a “Weather Modification Operations or Research Board.” The purpose of the bill was to develop and implement a comprehensive and coordinated national weather modification policy and to establish a national cooperative federal and state program of weather modification research and development. As of the date of this prospectus, the bill has not been brought to a vote. Therefore, it seems likely that that any eventual large-scale version of the project would involve some degree of government regulation and modification of the Convention referred to above.

Intellectual Property

The following are patents pending for products we currently expect to market:

●	U.S. patent application, Serial No. 11/680,803 – Process for Fire Prevention and Extinguishing;

●	U.S. patent application, Serial No. 11/775,512 for a sprayable form of Soil2O™ and International Patent application, Serial No. PCT/US2008/069398;

●	U.S. patent application, Serial No. 12/208.832 – Rapid Deployment Fire Retardent Gel Pack and International Patent application, Serial No. PCT/US2009/056532;

●	U.S. patent application, Serial No. 12/282.603 – Process and Device for Fire Prevention and Extinguishing;

●	U.S. patent application, Serial No. 12/208.891 – Process and Device for Fire Prevention and Extinguishing; and

●	U.S. patent application, Serial No. 12/270.485 – Method and Apparatus for Improving Fire Prevention and Extinguishment.

We also hold patents for IceWear™ and our hurricane suppression project. Our Chief Technology Officer continues to develop potential new products. We recently filed new patent applications, some of which are to improve our existing technologies and others are for new products.

We claim trademark rights to the following marks. Federal trademark applications are on file with the United States Trademark Office:

●	GelTech Solutions®

●	FireIce®

●	SkinArmor™

●	Soil2O™

●	IceWear™

●	WeatherTech Innovations®

Employees

As of the date of this prospectus, we had 16  employees of which all are full-time employees. We hire independent contractors on an “as needed” basis only. Our Chief Financial Officer performs part-time consulting services for us.  We have no collective bargaining agreements with our employees. We believe that our employee relationships are satisfactory. In addition to our Chief Executive Officer and our Chief Technology Officer, we employ three other members of the Cordani family. See the Section entitled “Related Person Transactions” found elsewhere herein.

Research and Development

During the last two fiscal years, GelTech has spent $19,541 and $125,996 on research and development expenses. During the three months ended September 30, 2010 and 2009, GelTech spent $35,538 and $3,766 on research and development expenses.

MANAGEMENT

The following is a list of our directors and executive officers.  All directors serve one-year terms or until each of their successors are duly qualified and elected.  The officers are elected by our Board.

Name	Age	Position
Michael Cordani	50	Chief Executive Officer, Secretary, Treasurer and Chairman of the Board
Joseph Ingarra	37	President and Director
Peter Cordani	49	Chief Technology Officer and Director
Michael Hull	57	Chief Financial Officer
Jerome Eisenberg	71	Director
Anthony Marchese	50	Director
Leonard Mass	69	Director
Phil O’Connell, Jr.	70	Director

Michael Cordani has been our Chief Executive Officer and a director since inception.  He became Chairman of the Board of Directors on June 25, 2007.  From inception until June 25, 2007, Mr. Cordani was also our President.  Mr. Cordani also acted as our Chief Financial Officer until August 28, 2007.  From May 2004 through July 2006, Mr. Cordani was the President of VMR Trucking, Inc. Mr. Cordani was selected to our Board for his 20 years of experience in management.  In addition, Mr. Cordani was selected because he is our Chief Executive Officer.

Joseph Ingarra has been our President since June 25, 2007.  From inception until June 25, 2007, Mr. Ingarra was our Executive Vice President.  He has been a director since inception.  From January 2005 to April 2006, Mr. Ingarra was Vice-President of Corporate Acquisitions for MidCoast Financial, Inc.  Mr. Ingarra was selected as a director because he is our Co-founder and President.

Peter Cordani has been our Chief Technology Officer since inception.  Mr. Cordani has been a director since July 3, 2007.  He is the inventor of all of our intellectual property.  Mr. Cordani was the Chief Executive Officer of Dyn-O-Mat from February 1994 until February 2007. Mr. Cordani was selected as a director because of his patent experience and because he is our Chief Technology Officer.

Jerome Eisenberg has been our director since February 1, 2010.  Since 2006, Mr. Eisenberg has been Chairman of the Board of ORBCOMM, Inc. (NASDAQ: ORBC), a leading provider of global satellite and cellular data communications solutions for asset tracking, management, and remote control.  From December 2004 until March 2008, Mr. Eisenberg served as the Chief Executive Officer of ORBCOMM, Inc.  Mr. Eisenberg has been a director of ORBCOMM, Inc since 2004.  In July 2009, Mr. Eisenberg became Chief Executive Officer of TFISA LLC, a company formed to distribute FireIce® internationally. Mr. Eisenberg was selected as a director because of his experience with public companies and because he is independent.

Leonard Mass has been our director since May 11, 2010.  Since September 2005, Mr. Mass has been the Vice President of Land Development at Drummond Company, Inc. in its Real Estate Development division.  Mr. Mass was selected to our Board for his 40 years of experience in executive management and his background in finance and management and because he is also independent.

Michael Hull became our Chief Financial Officer on March 17, 2008.  Since January 2008, Mr. Hull has been Director – CFO Services for WSR Consulting, Inc., or WSR, which provides Chief Financial Officer and related services to businesses, including GelTech. Mr. Hull is not an employee and WSR provides our accounting and finance functions through Mr. Hull on a part-time basis.  See the Section entitled “Related Person Transactions” found elsewhere herein.  Mr. Hull spends the majority of his time working for Ecosphere Technologies, Inc. and its majority-owned subsidiary, Ecosphere Energy Services, LLC.  From November 2006 through November 2007, Mr. Hull was Chief Financial Officer of BabyUniverse, Inc., an Internet retailer.  From December 2004 to November 2006, Mr. Hull was a consultant with Resources Global Professionals, a temporary accounting staffing agency.  Previously, Mr. Hull spent 11 years in public accounting with the South Florida audit practice of Price Waterhouse.  Mr. Hull is a Certified Public Accountant in Florida.

Anthony Marchese became a director on August 12, 2010.  Since 2002, Mr. Marchese has been the President of Monarch Capital Group LLC, an investment banking firm.  Mr. Marchese has also been the Chief Investment Officer and sole general partner of Insiders Trend Fund LP.  Mr. Marchese was selected as a director because of his experience with capital markets and because he is independent.

Phil O’Connell, Jr. became a director of GelTech on November 15, 2006. Mr. O’Connell is an attorney and has been a partner at the law firm of Casey Ciklin Lubitz Martens & O’Connell, P.A. and predecessor law firms since 1969.  Mr. O’Connell was selected as a director because of his experience as a lawyer and because he is independent.

Mr. Michael Cordani, our Chief Executive Officer and Chairman of the Board of Directors, is the brother of Mr. Peter Cordani, our Chief Technology Officer and a director.  There are no other family relationships between any of the executive officers and directors.  Our Bylaws require that each director is elected at our annual meeting of shareholders and holds office until the next annual meeting of shareholders, or until his successor is elected and qualified.  We have never had an annual meeting of shareholders. See the Section entitled “Related Person Transactions” for further information concerning our employment of Cordani family members.

Committees of the Board of Directors

Our Board has established an Audit Committee and a Compensation Committee.  We have not established a Nominating Committee.  The function of this committee is being undertaken by the entire Board as a whole.  The Board and its Committees meet throughout the year and act by written consent from time to time as appropriate.  Committees regularly report on their activities and actions to the Board.  The Audit Committee has a written charter approved by the Board.

The following table identifies the independent and non-independent current Board and Committee members:

Name	Independent	Audit	Compensation
Michael Cordani
Joseph Ingarra
Peter Cordani
Jerome Eisenberg	P	P
Leonard Mass	P	P
Anthony Marchese	P	Chairman
Phil D. O’Connell, Jr.	P	P	P

Our Board has determined that Messrs. Eisenberg, Mass, Marchese and O’Connell are independent under the NASDAQ Stock Market Listing Rules.  Also, our Board has determined that Messrs. Eisenberg, Mass and Marchese are qualified as Audit Committee Financial Experts, as that term is defined by the rules of the SEC and in compliance with the Sarbanes-Oxley Act of 2002.

Audit Committee

The Audit Committee’s primary role is to review our accounting policies and any issues which may arise in the course of the audit of our financial statements.  The Audit Committee selects our independent registered public accounting firm, approves all audit and non-audit services, and reviews the independence of our independent registered public accounting firm.  The Audit Committee also reviews the audit and non-audit fees of the auditors.  Our Audit Committee is also responsible for certain corporate governance and legal compliance matters including internal and disclosure controls and compliance with the Sarbanes-Oxley Act of 2002.

Compensation Committee

The function of the Compensation Committee is to determine the compensation of our executive officers.  The Compensation Committee has the power to set performance targets for determining periodic bonuses payable to executive officers and may review and make recommendations with respect to shareholder proposals related to compensation matters.  Additionally, the Compensation Committee is responsible for administering our 2007 Equity Incentive Plan, or the Plan.

Code of Ethics

Our Board has adopted a Code of Ethics that applies to all of our employees, including our Chief Executive Officers and Chief Financial Officer.  Although not required, the Code of Ethics also applies to our Board.  The Code provides written standards that we believe are reasonably designed to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, full, fair, accurate, timely and understandable disclosure and compliance with laws, rules and regulations, including insider trading, corporate opportunities and whistle-blowing or the prompt reporting of illegal or unethical behavior.  We will provide a copy of the Code of Ethics to any person without charge, upon request.  The request for a copy can be made in writing to GelTech Solutions, Inc., 1460 Park Lane South, Suite 1, Jupiter, Florida 33458, Attention: Mrs. Darlene Cordani.

Board Diversity

While we do not have a formal policy on diversity, our Board considers diversity to include the skill set, background, reputation, type and length of business experience of our Board members as well as a particular nominee’s contributions to that mix.  Our Board believes that diversity brings a variety of ideas, judgments and considerations that benefit GelTech and its shareholders.  Although there are many other factors, the Board seeks individuals with experience on public company boards as well as experience with marketing and operations and legal skills.

Board Structure

We have chosen to combine the Chief Executive Officer and Board Chairman positions.  We believe that this Board leadership structure is the most appropriate for GelTech.  Because we are a small company and do not have significant revenues, it is more efficient to have the leadership of the Board in the same hands as the Chief Executive Officer.  The challenges faced by us at this stage – obtaining financing and developing our business – are most efficiently dealt with by one person who is familiar with both the operational aspects as well as the strategic aspects of our business.

Board Assessment of Risk

Our risk management function is overseen by our Board.  Our management keeps our Board apprised of material risks and provides our directors access to all information necessary for them to understand and evaluate how these risks interrelate, how they affect GelTech, and how management addresses those risks.  Mr. Michael Cordani, as our Chief Executive Officer and Chairman of the Board, and Mr. Ingarra, our President and a director, work closely together with the Board once material risks are identified on how to best address such risk.  If the identified risk poses an actual or potential conflict with management, our independent directors may conduct the assessment.  Presently, the primary risks affecting GelTech is the lack of working capital and the inability to generate sufficient revenues so that we have positive cash flow from operations.  The Board focuses on these key risks at each meeting and actively interfaces with management on seeking solutions.

Shareholder Communications

Although we do not have a formal policy regarding communications with the Board, shareholders may communicate with the Board by writing to us at GelTech Solutions, Inc., 1460 Park Lane South, Suite 1, Jupiter, Florida 33458, Attention: Mrs. Darlene Cordani, or by facsimile (561) 427-6182.  Shareholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

EXECUTIVE COMPENSATION

Our Compensation Committee has approved the following employment terms for our executive officers.  Formal agreements have not been executed as of the date of this prospectus.  The chart below summarizes the terms and conditions of these employment arrangements.

Executive	Term	Base Salary/ Compensation(1)	Option/Bonus Incentive (2)
Michael Cordani	January 1, 2009 through January 1, 2012	$125,000 per year with increases for 2010 and 2011	500,000 stock options and a performance based annual bonus
Joseph Ingarra	January 1, 2009 through January 1, 2012	$125,000 per year with increases for 2010 and 2011	500,000 stock options and a performance based annual bonus
Peter Cordani	January 1, 2009 through January 1, 2012	$125,000 per year with increases for 2010 and 2011	500,000 stock options and a performance based annual bonus
———————
(1)
The base salary increases are subject to approval of the Compensation Committee with target salaries for fiscal 2010 and 2011 of $150,000, and $175,000, respectively.  Increases are to be based upon profitability, positive cash flow and such other factors as the Compensation Committee deems important.  The executives’ salaries for fiscal 2010 were $125,000.

(2)
The options generally are 10-year options at fair market value under the Plan.  The options vest in one-third increments each year subject to continued employment on the applicable vesting date and also vest based upon meeting budgeted revenue targets.  Any options which do not vest in a fiscal year shall be forfeited.  However, the Compensation Committee retains discretion to vest any options for a fiscal year in which the applicable performance target was not met.  In fiscal 2010 and 2009, a total of 333,334 options per executive were forfeited for GelTech’s failure to meet the performance standard.

Termination Provisions

The table below describes the severance payments that our executive officers are entitled to in connection with a termination of their employment.  All of the termination provisions are intended to comply with Section 409A of the Internal Revenue Code of 1986, or the Code, and the Regulations thereunder.  Upon termination without cause or for good reason, Michael Cordani, Joseph Ingarra and Peter Cordani are entitled to one year’s severance.  Upon a change of control, the same executives are entitled to one year’s base salary and all of their unvested stock and options immediately vest. Change of control is defined under the Regulations promulgated under Section 409A of the Code.

Summary Compensation Table

The following information is related to the compensation paid, distributed or accrued by us for the last two fiscal years to our Chief Executive Officer (principal executive officer) and the two other most highly compensated executive officers serving at the end of the last fiscal year whose compensation exceeded $100,000, or our Named Executive Officers.

Name and Principal Position (a)	Year (b)	Salary ($)(c)	Option Awards ($)(f)(1)	Total ($)(j)
Michael Cordani(2)	2010	125,000	-	125,000
Chief Executive Officer (3)	2009	125,000	43,349	168,349

Joseph Ingarra	2010	125,000	-	125,000
President (3)	2009	125,000	43,349	168,349

Peter Cordani	2010	125,000	-	125,000
Chief Technology Officer (3)	2009	125,000	43,349	168,349
___________

(1)
The amounts in this column represents the fair value of the award as of the grant date as computed in accordance with FASB Accounting Standards Codification Topic 718.  These rules also require prior year amounts to be recalculated in accordance with the rule (and therefore any number previously disclosed in our fiscal 2009 Form 10-K regarding our Named Executive Officers compensation on this table or any other table may not reconcile.)  These amounts represent awards that are paid in options to purchase shares of our common stock and do not reflect the actual amounts that may be realized by the Named Executive Officers.

(2)	Does not include 45,282 shares issued to Mr. Cordani which were not issued for compensation.

(3)
Each executive received a grant of 500,000 options which vest in one-third increments each year subject to continued employment on the applicable vesting date and based upon meeting budgeted revenue targets.  The fiscal 2010 performance target was not met and 166,666 options per executive were forfeited.  A total of 333,334 options for each executive have been forfeited.

Outstanding Equity Awards

Listed below is information with respect to unexercised options, stock that has not vested and equity incentive awards for each Named Executive Officer as of June 30, 2010:

	Option Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised or Unearned Options (#) (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)
Michael Cordani	175,000	(1)	0			1.00	September 15, 2011
Chief Executive Officer	116,667	(2)	33,333			0.667	March 17, 2018
				166,667	(4)	1.00	December 19, 2018

Joseph Ingarra	175,000	(1)	0			1.00	September 15, 2011
President	50,000	(3)	0			0.667	June 25, 2012
	166,667	(2)	33,333			0.667	March 17, 2018
				166,667	(4)	1.00	December 19, 2018

Peter Cordani	145,833	(2)	29,167			1.00	March 17, 2018
Chief Technology Officer	151,674	(2)	33,333			0.667	March 17, 2018
				166,667	(4)	1.00	December 19, 2018
———————
(1)	These options are fully vested.

(2)	These options vest over a three year period in equal increments each June 30th and December 31st beginning June 30, 2008.

(3)	These options vest over a three year period in equal increments each June 30th and December 31st beginning December 31, 2007.

(4)
Each executive in this table received a grant of 500,000 options which vest in one-third increments each year subject to continued employment on the applicable vesting date and based upon meeting budgeted revenue targets.  The fiscal 2010 performance target was not met and 166,666 options per executive were forfeited.  A total of 333,334 options for each executive have been forfeited.

2007 Equity Incentive Plan

In March 2007, we established the 2007 Equity Incentive Plan, or the Plan.  Initially, we were authorized to issue up to 1,500,000 Stock Rights.  In September 2008, our Board increased the Plan by adding an additional 2,000,000 Stock Rights.  Under the Plan, all of our non-employee directors (who do not own 10% or more of our common stock) receive automatic grants of stock options upon appointment as director or member of a board committee.  These initial grants vest over a three-year period each 12 months following the date of grants, subject to service with GelTech in the capacity in which the grant was received on each applicable vesting date.  Also, each non-employee director receives an automatic option grant each year on July 1st for their service on the Board.  The annual grants vest on June 30th of the following year, subject to service with GelTech in the capacity in which the grant was received.

Initial Grants

Chairman of the Board	50,000 options
Director	30,000 options
Chair of a Committee	10,000 options
Member of a Committee	5,000 options

Annual Grants

Director	50,000 options
Chair of a Committee	10,000 options
Member of a Committee	5,000 options

Prior to the Board amending the Plan on April 6, 2010, non-employee directors received annual grants of 20,000 stock options and the Chairman of the Board received 35,000 stock options. The amendment eliminated the annual grant to the Chairman and increased the annual grant to directors to 50,000 options.

The exercise price of options or stock appreciation rights granted under the Plan shall not be less than the fair market value of the underlying common stock at the time of grant.  In the case of incentive stock options, the exercise price may not be less than 110% of the fair market value in the case of 10% shareholders.  Options and stock appreciation rights granted under the Plan shall expire no later than 10 years after the date of grant.  The total number of shares with respect to which options or stock awards may be granted under the Plan the purchase price per share, if applicable, shall be adjusted for any increase or decrease in the number of issued shares resulting from a recapitalization, reorganization, merger, consolidation, exchange of shares, stock dividend, stock split, reverse stock split, or other subdivision or consolidation of shares.

Our Board or the Compensation Committee may from time to time may alter, amend, suspend, or discontinue the Plan with respect to any shares as to which awards of stock rights have not been granted.  However no rights granted with respect to any awards under the Plan before the amendment or alteration shall be impaired by any such amendment, except with the written consent of the grantee.

Under the terms of the Plan, our Board or the Compensation Committee may also grant awards which will be subject to vesting under certain conditions.  The vesting may be time-based or based upon meeting performance standards, or both. Recipients of restricted stock awards will realize ordinary income at the time of vesting equal to the fair market value of the shares.  We will realize a corresponding compensation deduction.  Upon the exercise of stock options or stock appreciation rights, the holder will have a basis in the shares acquired equal to any amount paid on exercise plus the amount of any ordinary income recognized by the holder.  Upon sale of the shares, the holder will have a capital gain or loss equal to the sale proceeds minus his or her basis in the shares.

Our standard Stock Option Agreement provides for “clawback” provisions, which enable our Board to cancel options and recover past profits if the person is dismissed for cause or commits certain acts which harm us.

Equity Compensation Plan Information

The following chart reflects the number of securities granted and the weighted average exercise price for our compensation plans as of June 30, 2010.

Name Of Plan	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	0		N/A

Equity compensation plans not approved by security holders (1)	2,174,008	$0.96	1,325,992
Total	2,174,008	$0.96	1,325,992

(1) Includes options and shares of common stock issued under the Plan.

The following chart reflects the number of stock options we awarded in fiscal 2010 and 2009 to our executive officers and directors.

Name	Number of Options	Exercise Price per Share	Expiration Date
Michael Cordani (1)	500,000	$1.00	December 19, 2018
Peter Cordani (1)	500,000	$1.00	December 19, 2018
Joseph Ingarra (1)	500,000	$1.00	December 19, 2018
Jerome Eisenberg	30,000	$1.92	February 1, 2020
Jerome Eisenberg	5,000	$1.95	February 11, 2020
Leonard Mass	30,000	$1.55	May 11, 2020
Phil O’ Connell, Jr.	30,000	$0.88	September 25, 2018
Phil O’ Connell, Jr.	35,000	$1.84	July 1, 2019
Michael Matte (2)	35,000	$0.88	September 26, 2018
Michael Matte (2)	35,000	$1.84	July 1, 2019
Michael Donn, Sr. (2)	30,000	$0.88	September 26, 2018
Michael Donn, Sr. (2)	30,000	$1.84	July 1, 2019
______________

(1)
These options vest based on reaching certain revenue targets or at the discretion of the Compensation Committee and are exercisable at fair market value as defined in the Plan.  The fiscal 2009 and fiscal 2010 revenue targets were not met and two-thirds of these options have been forfeited.

(2)	Resigned during fiscal 2010.

Director Compensation

We do not pay cash compensation to our directors for service on our Board and our employees do not receive compensation for serving as members of our Board.  Directors are reimbursed for reasonable expenses incurred in attending meetings and carrying out duties as board and committee members.  Under the Plan, our non-employee directors receive automatic grants of stock options as compensation for their services on our Board, as described above.  The chart below reflects the value of stock options granted to our non-employee directors in the fiscal year ended June 30, 2010.

Name (a)	Option Awards ($)(1)	Total ($)
Michael Donn, Sr. (2)	53,498	53,498
Jerome Eisenberg	26,592	26,592
Michael Matte (2)	62,414	62,414
Leonard Mass	22,395	22,395
Phil O’Connell, Jr.	62,414	62,414
___________

(1)
The amounts in this column represent the fair value of the award as of the grant date as computed in accordance with FASB ASC Topic 718 and the recently revised SEC disclosure rules.  These amounts represent awards that are paid in options to purchase shares of our common stock and do not reflect the actual amounts that may be realized by the directors.

(2)	Former director

PRINCIPAL SHAREHOLDERS

The following table sets forth the number of shares of GelTech’s voting stock beneficially owned, as of November  17 , 2010,  by (i) those persons known by GelTech to be owners of more than 5% of GelTech’s common stock, (ii) each director of GelTech, (iii) all Named Executive Officers, and (iv) all executive officers and directors of GelTech as a group:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner(1)	Percent of Class (1)
Directors and Named Executive Officers:
Common Stock	Michael Cordani (2)(3)	849,635	4.8%
Common Stock	Joseph Ingarra (4)	554,643	3.1%
Common Stock	Peter Cordani (5)	1,055,902	6.0%
Common Stock	Jerome Eisenberg (6)	11,667	*
Common Stock	Anthony Marchese (7)	90,870	*
Common Stock	Leonard Mass (8)	63,738	*
Common Stock	Phil O’Connell, Jr. (9)(10)	1,283,014	7.2%
Common Stock	All directors and executive officers as a group (8 persons) (11)	3,625,776	19.1%
5% Shareholders:
Common Stock	Michael Reger (12)	6,117,806	34.4%
Common Stock	Anne Cordani (13)	1,333,078	7.7%
______________

(1)
Applicable percentages are based on 17,306,674  shares outstanding, adjusted as required by rules of the SEC.  Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.  Unless otherwise indicated in the footnotes to this table, GelTech believes that each of the shareholders named in the table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by them.  The table includes only vested options and warrants or options and warrants that will vest and become exercisable within 60 days.

(2)
Mr. Cordani is Chairman of the Board and Chief Executive Officer.   Shares are held with Mr. Cordani’s wife as tenants by the entirety.  Includes 326,000 shares of common stock issuable upon exercise of options.  Also includes 15,000 shares of common stock held by an adult child of Mr. Cordani.  Mr. Cordani disclaims beneficial ownership of these securities and this disclosure shall not be deemed an admission that he is the beneficial owner of either the securities held in the trust or shares held by his children.

(3)	Mr. Michael Cordani, our Chief Executive Officer, and Mr. Peter Cordani are trustees of three trusts which own 283,693 shares of GelTech. Members of the Cordani family are beneficiaries of the trusts.

(4)	Mr. Ingarra is a director and President. Includes 425,000 shares issuable upon exercise of options.

(5)
Mr. Peter Cordani is a director and Chief Technology Officer.  Includes shares held by North Carolina River Ridge II LLC, a company managed by Mr. Peter Cordani.  It owns 512,201 shares of common stock.  Thus, under SEC rules, Mr. Peter Cordani is considered the beneficial owner as explained in Note (1).  Also includes 360,008 shares issuable upon exercise of options.

(6)	Mr. Eisenberg is a director. Represents shares issuable upon exercise of options.

(7)	Mr. Marchese is a director. Includes 63,370 shares held by a limited partnership of which Mr. Marchese is the general partner.

(8)	Mr. Mass is a director. Represents shares of common stock.

(9)	Mr. O’Connell is a director. Includes 474,058 shares issuable upon exercise of warrants exercisable at $1.50 per share. Also includes 100,000 shares issuable upon exercise of options.

(10)
Includes: (i) 95,241 shares jointly held by Mr. O’Connell and his wife, (ii) 583,215 shares held by the Phil D. O’Connell, Jr. Revocable Trust, of which Mr. O’Connell is the trustee, (iii) 10,000 shares held by Mr. O’Connell’s wife and (iv) 60,500 shares held in trusts for Mr. O’Connell’s children, of which Mr. O’Connell is the trustee.  Mr. O’Connell disclaims beneficial ownership of the securities held by his wife and this disclosure shall not be deemed an admission that he is the beneficial owner of the securities held by his wife.

(11)	Includes our Chief Financial Officer who is not a Named Executive Officer as defined under SEC rules and regulations.

(12)
Includes 453,303 five-year warrants of which (i) 303,303 are exercisable at $1.00 per share and (ii) 150,000 are exercisable at $1.50 per share.  Address is 777 Yamato Road, Suite 300, Boca Raton, Florida 33431.

(13)
Includes 15,000 shares of common stock held in trust, of which Mrs. Anne Cordani is the trustee.  Also includes 1,000 shares issuable upon exercise of options.  Mrs. Cordani is the mother of Michael Cordani, our Chief Executive Officer and Peter Cordani, our Chief Technology Officer.  Address is 1460 Park Lane South, Suite 1 Jupiter, Florida 33458.

RELATED PERSON TRANSACTIONS

In addition to Michael and Peter Cordani, the following related parties are employed at GelTech:

•	Michael Cordani’s wife as a bookkeeper at $1,000 per week,
•	Michael and Peter Cordani’s father is employed as a researcher at $1,000 per week, and

•	Michael and Peter Cordani’s mother as a receptionist at $600 per week.

Peter Cordani’s son was employed as an Internet marketer and was paid $12 per hour, he is no longer employed by GelTech. We believe all of these salaries are at or are below the going rate of what such services would cost on the open market.

On March 17, 2008, we entered into a one-year Consulting Services Agreement with WSR Consulting, Inc. which requires WSR to provide accounting and finance services including providing a Chief Financial Officer.  Mr. Michael Hull has been acting as our Chief Financial Officer since that time on behalf of WSR.  We pay WSR $5,000 per month for part-time services.  As of July 21, 2008, we hired another company, whose shareholder is a 50% shareholder of WSR, to provide investor relations services including issuing a research report and issue periodic reports about GelTech.  We paid this company $3,000 per month for the first three months and $5,000 thereafter until we terminated the Investor Relations Agreement in March 2010.  We also issued it 35,000 shares of restricted common stock and granted it piggyback registration rights.  In connection with the Purchase Agreement with Lincoln Park, WSR has waived these piggyback registration rights.

Until August 2008, GelTech outsourced its marketing function to a third-party marketing company.  Mr. Joseph Ingarra, our President, formerly lived with an employee of the marketing company.  In July and August 2008, GelTech incurred charges of $52,000 from the marketing company.  We no longer employ the services of this marketing company.

In August 2008 and September 2008, GelTech entered into two revolving line of credit agreements which permitted GelTech to borrow up to $4,000,000 and $1,000,000 from Mr. Michael Reger, its largest shareholder.  In November 2008 and April 2009, GelTech received advances totaling $773,000 under the $1,000,000 line of credit.  In February 2009, GelTech borrowed $250,000 under the $4,000,000 revolving line of credit agreement in two separate fundings.  These credit facilities, as described below, were cancelled in May 2009.

On May 29, 2009, we entered into a Credit Enhancement and Financing Security Agreement or the 2009 Loan Agreement with Mr. Reger.  Also on May 29, 2009, GelTech entered into a $2,500,000 Revolving Line of Credit Agreement or Credit Agreement and borrowed $1,550,000 under the Credit Agreement.  Advances under the Credit Agreement is being used for working capital, acquisition of inventory and to repay $1,058,943 due under the $1,000,000 and $4,000,000 credit facilities previously entered into with Mr. Reger.  The Revolving Promissory Note executed by GelTech and delivered to Mr. Reger permits GelTech to borrow up to $2,500,000.  Interest is due monthly on the 20th day of each month beginning June 20, 2009 and the principal and all accrued interest was due on May 29, 2010.  On May 20, 2010, GelTech and Mr. Reger extended the loan until May 19, 2011.  Additionally, GelTech must pay down the loan to a zero balance for a period of 30 consecutive days.  This was required in the previous line of credit but the lender did not compel GelTech to do so.  As of the date of this prospectus, we have borrowed a total of approximately $2,450,000. As consideration for the extension, Mr. Reger was paid $60,000 and was issued 150,000 shares of GelTech's common stock and 150,000 two-year warrants exercisable at $1.50 per share.

On May 29, 2009, GelTech and Mr. Reger entered into a Loan Cancellation Agreement by which the $1,058,943 due under the 2008 loans was repaid and the 2008 agreement was cancelled.  This $1,058,943 sum is part of the $1,550,000 borrowed by GelTech.  As consideration for entering into this 2009 Agreement, Mr. Reger was paid $60,000 and issued 150,000 shares of GelTech’s common stock.

Mr. Reger has piggyback registration rights which he waived with respect to this offering.

Jerome Eisenberg, a director of GelTech, is the Chief Executive Officer of a company that was specifically formed to distribute FireIce® internationally.  As of the date of this prospectus, no sales of FireIce® have been made by this company.

THE LINCOLN PARK TRANSACTION

On September 1, 2010, we executed the Purchase Agreement and the Registration Rights Agreement with Lincoln Park.  Pursuant to the Purchase Agreement, Lincoln Park purchased 200,000 shares of our common stock together with warrants to purchase 200,000 shares at an exercise price of $1.25 per share for $200,000.  Additionally, under the Purchase Agreement, we have the right to sell to Lincoln Park up to an additional $4.8 million of our common stock (in addition to the shares already sold) at our option as described below. The original Purchase Agreement dated September 1, 2010 was amended as of October 29, 2010 to make clear that Lincoln Park does not have the right to terminate the Purchase Agreement upon the occurrence of an Event of Default.

Pursuant to the Registration Rights Agreement, we are filing this registration statement that includes this prospectus with the Securities and Exchange Commission, or the SEC, covering the shares that have been issued or may be issued to Lincoln Park under the Purchase Agreement.  We do not have the right to commence any sales of our shares to Lincoln Park (other than the initial purchase discussed below) until the SEC has declared effective the registration statement of which this prospectus is a part. Thereafter, over approximately 30 months, we have the right to direct Lincoln Park to purchase up to $4.8 million of our common stock (assuming this prospectus is effective) in amounts up to $500,000 as often as every two business days under certain conditions, provided that the total dollar amount of shares that we may sell to Lincoln Park shall not exceed $5,000,000. The purchase price of the shares will be based on the market prices of our shares immediately prior to the time of sale as computed under the Purchase Agreement without any fixed discount.  We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon notice to Lincoln Park.  We issued 75,000 shares of our stock to Lincoln Park as a commitment fee for entering into the Purchase Agreement, and are required to issue up to an additional 225,000 shares pro rata if and when we sell shares to Lincoln Park under the Purchase Agreement.

As of November 17 , 2010, there were  17,306,674 shares outstanding (7,997,050 shares held by non-affiliates) which includes the 275,000 shares offered by Lincoln Park pursuant to this Prospectus which we have issued.  2,500,000 shares are offered hereby consisting of 200,000 shares that we have sold to Lincoln Park for $200,000, 2,000,000 additional shares that we may sell to Lincoln Park, 75,000 shares we have issued as a commitment fee, and 225,000 shares that we may issue as a commitment fee pro rata as up to $5,000,000 of our stock purchased by Lincoln Park.  If all of the 2,500,000 shares offered by Lincoln hereby were issued and outstanding as of the date hereof, such shares would represent 12.8% of the total common stock outstanding or 24.5% of the non-affiliates shares outstanding, as adjusted, as of the date hereof.  The number of shares ultimately offered for sale by Lincoln Park is dependent upon the number of shares that we sell to Lincoln Park under the Purchase Agreement.

Purchase of Shares Under The Purchase Agreement

Under the Purchase Agreement, on any business day selected by us and as often as every two business days, we may direct Lincoln Park to purchase $30,000 of our common stock (subject to the $1.00 minimum purchase price being met).  The purchase price per share is equal to the lesser of:

●	the lowest sale price of our common stock on the purchase date; or

●	the average of the three lowest closing sale prices of our common stock during the 12 business days prior to the date that notice is received by Lincoln Park.

The purchase price will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute the purchase price.  In addition to the $30,000 purchase amount, GelTech may accelerate the amounts of the purchases. The price at which Lincoln would purchase accelerated amounts of our stock will be the lesser of (i) the lowest sale price of our common stock on the purchase date and (ii) the lowest purchase price (as described above) during the previous 10 business days prior to the purchase date.  The actual amount of money we can receive from Lincoln Park every two-business days will be based upon the price of our common stock, as follows:

PRICE PER SHARE	AMOUNT OF MONEY
$1.00 - $1.39	$30,000
$1.40 - $1.79	$90,000
$1.80 - $2.99	$150,000
$3.00 - $3.99	$270,000
$4.00 or Higher	$530,000

The actual number of shares we sell will be determined by dividing the payment to us by the actual purchase price per share.

Minimum Purchase Price

Under the Purchase Agreement, we have set a minimum purchase price of $1.00.  We will not sell to Lincoln Park shares of common stock below $1.00. Specifically, Lincoln Park shall not have the right or the obligation to purchase shares of our common stock on any business day that the market price of our common stock is below $1.00.

Events of Default

The Purchase Agreement contains a number of events constituting an “Event of Default”, including:

●
while any registration statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the registration statement (including, without limitation, the issuance of a stop order) or is unavailable to Lincoln Park for sale of our common stock offered hereby and such lapse or unavailability continues for a period of 30 consecutive business days or for more than an aggregate of 60 business days in any 365-day period;

●	suspension by our principal market of our common stock from trading for a period of three consecutive business days;

●	the delisting of our common stock from our principal market provided our common stock is not immediately thereafter trading on the OTC Bulletin Board or any national securities exchange;

●	our transfer agent’s failure for five business days to issue to Lincoln Park shares of our common stock which Lincoln Park is entitled to under the Purchase Agreement;

●
any material breach of the representations or warranties or covenants contained in the purchase agreement or any related agreements which has or which could have a material adverse effect on us subject to a cure period of five business days; or

●	any participation in insolvency or bankruptcy proceedings by or against us.

Generally, in the event of insolvency or bankruptcy proceedings by or against us, the Purchase Agreement will terminate.

Our Termination Rights

We have the unconditional right at any time for any reason to give notice to Lincoln Park terminating the Purchase Agreement without any cost to us.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Shareholders

All shares of common stock that are registered in this offering are expected to be freely tradable.  It is anticipated that shares registered in this offering will be sold over a period of up to 30 months from the date of this prospectus.  The sale by Lincoln Park of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile.  Lincoln Park may ultimately acquire all, some or none of the shares of common stock not yet issued but registered in this offering.  After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

In connection with entering into the Purchase Agreement, we authorized the sale to Lincoln Park of up to $5.0 million of our common stock exclusive of the 300,000 commitment shares issued, or to be issued, and the 200,000 shares underlying the warrants issued. The commitment shares that may be issued are a part of this offering.  We have the right to terminate the agreement without any payment or liability to Lincoln Park at any time, including in the event that all $5,000,000 is sold to Lincoln Park. The number of shares ultimately offered for sale by Lincoln Park under this prospectus is dependent upon the number of shares purchased by Lincoln Park under the Purchase Agreement.  The following table sets forth the amount of proceeds we would receive from Lincoln Park from the sale of shares at varying purchase prices:

Assumed Average Purchase Price ($)	Number of Registered Shares to be Issued if Full Purchase (1)(2)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park(3)	Additional Proceeds from the Sale of Registered Shares to Lincoln Park Under the Purchase Agreement ($)
$1.00 (4)	2,093,750	10.79%	2,000,000
$1.11 (5)	2,104,063	10.84%	2,220,000
$1.80	2,168,750	11.14%	3,600,000
$3.00	1,825,000	9.54%	4,800,000
$4.00	1,425,000	7.61%	4,800,000

____________________

(1)
Although the Purchase Agreement provides that we may sell up to $5,000,000 of our common stock to Lincoln Park, we are only registering 2,000,000 shares to be purchased thereunder (not including the initial 200,000 shares already purchased), which may or may not cover all such shares purchased by them under the Purchase Agreement, depending on the purchase price per share.  As a result, we have included in this column only those shares which are registered in this offering.

(2)
The number of registered shares to be issued includes the additional commitment shares issuable to Lincoln Park (but not the initial commitment shares), and no proceeds will be attributable to such commitment shares.

(3)
The denominator is based on 17,306,674 shares outstanding, and includes the 275,000 shares previously issued to Lincoln Park and the number of shares set forth in the adjacent column which includes the commitment fee issued pro rata up to the additional $4,800,000 of our stock if purchased by Lincoln Park. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column.

(4)	Under the Purchase Agreement, GelTech may not sell and Lincoln Park cannot purchase any shares in the event the price of our stock is below $1.00.

(5)	The closing price of our common stock on November 16 , 2010.

SELLING SHAREHOLDER

The shares of common stock being offered by the selling shareholder are those previously issued or to be issued to Lincoln Park under the Purchase Agreement.  We are registering the shares of common stock in order to permit the selling shareholder to offer the shares for resale from time to time.  Except for the ownership of the shares of common stock and warrants issued pursuant to the Purchase Agreement, Lincoln Park has not had any material relationship with us within the past three years.

We do not know when or in what amounts Lincoln Park may offer shares for sale.  Lincoln Park may not sell any or all of the shares offered by this prospectus.  Because Lincoln Park may offer all or some of the shares, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by Lincoln Park after completion of the offering.  However, for purposes of this table, we have assumed that, after completion of the offering, all of the shares covered by this prospectus will be sold by Lincoln Park.

The following table presents information regarding Lincoln Park.  The information concerning beneficial ownership has been taken from our stock transfer records and information provided by Lincoln Park.

Selling Shareholder	Shares Beneficially Owned Before Offering		Percentage of Outstanding Shares Beneficially Owned Before Offering	Shares to be Sold in the Offering Assuming GelTech Issues Maximum No. of Shares in the Offering		Percentage of Outstanding Shares Beneficially Owned After Offering
Lincoln Park Capital Fund, LLC (1)	475,000	(2)	2.8%(2)	2,500,000	(3)	*	(4)
_________

* Less than 1%.

(1)
Josh Scheinfeld and Jonathan Cope, the principals of Lincoln Park, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park. Messrs. Scheinfeld and Cope have shared voting and disposition power over the shares being offered under this prospectus.

(2)
Represents: (i) 275,000 shares of our common stock which have been previously issued to Lincoln Park under the Purchase Agreement, consisting of 200,000 shares purchased by Lincoln Park and 75,000 shares we issued to Lincoln Park as a commitment fee and (ii) 200,000 shares of common stock issuable upon the exercise of warrants, which are not being registered on this registration statement.

(3)
Although the Purchase Agreement provides what we may sell up to $5,000,000 of our common stock to Lincoln Park, we are only registering 2,500,000 shares issued or issuable under the Purchase Agreement on this registration statement. This amount includes: (i) 2,000,000 shares issuable under the Purchase Agreement that we may at our discretion elect to issue to Lincoln Park, (ii) 300,000 shares as a commitment fee, of which 75,000 have already been issued, and (iii) 200,000 shares purchased by Lincoln Park which have been issued.   Lincoln Park does not beneficially own any such shares that may be issued by us at our sole discretion and such shares are not included in determining the percentage of shares beneficially owned before the offering.

(4)
Represents 200,000 shares of common stock issuable upon the exercise of warrants.  The shares of common stock issuable upon exercise and the warrants are not being registered on this registration statement.

DESCRIPTION OF SECURITIES

We are authorized to issue 50,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of November 17 , 2010, we had 17,306,674 shares of common stock and no shares of preferred stock were outstanding.

Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors. There is no cumulative voting in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the board of directors out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

Preferred Stock

We are authorized to issue 5,000,000 shares of $0.001 par value preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our board of directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by shareholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.

Warrants

We issued to Lincoln Park 200,000 warrants exercisable at $1.25 per share over a five year period.  The shares underlying these warrants are not being registered under this registration statement.  The warrants contain a conversion cap on the warrants which precludes Lincoln Park from exercising the warrants if it would beneficially own more than 4.99% of our outstanding shares after the issuance of the shares upon exercise.  The warrants contain certain anti-dilution rights with respect to stock dividends, stock splits and rights offerings.  Additionally, the warrants contain cashless exercise rights.

Anti-takeover Effects of Delaware Law

We are subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law.  In general, such provisions prohibit a publicly-held Delaware corporation from engaging in various “business combination” transactions such as a merger with any interested shareholder which includes, a shareholder owning 15% of a corporation’s outstanding voting securities, for a period of three years after the date in which the person became an interested shareholder, unless:

●	The transaction is approved by the corporation’s Board prior to the date the shareholder became an interested shareholder;

●
Upon closing of the transaction which resulted in the shareholder becoming an interested shareholder, the shareholder owned at least 85% of the shares of stock entitled to vote generally in the election of directors of the corporation outstanding excluding those shares owned by persons who are both directors and officers and specified types of employee stock plans; or

●	On or after such date, the business combination is approved by the Board and at least 66 2/3% of outstanding voting stock not owned by the interested shareholder.

A Delaware corporation may opt out of Section 203 with either an express provision in its original Certificate of Incorporation or an amendment to its Certificate of Incorporation or Bylaws approved by its shareholders.  We have not opted out of this Statute.  This Statute could prohibit, discourage or delay mergers or other takeover attempts to acquire us.

Dividends

We have not paid dividends on our common stock since inception and do not plan to pay dividends on our common stock in the foreseeable future.

Transfer Agent

We have appointed Transfer Online, Inc. of Portland, Oregon is acting as our stock transfer agent. Their contact information is: 317 SW Alder, 2nd Floor, Portland, OR 97204, phone number (503) 227-2950, facsimile (503) 227-6874, www.transferonline.com .

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by Lincoln Park, the selling shareholder.  The common stock may be sold or distributed from time to time by the selling shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.  The sale of the common stock offered by this Prospectus may be effected in one or more of the following methods:

●	ordinary brokers’ transactions;
●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;
●	“at the market” into an existing market for the common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.  In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the common stock for whom the broker-dealers may act as agent.  The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

Lincoln Park is an “underwriter” within the meaning of the Securities Act.

Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive.  We know of no existing arrangements between Lincoln Park, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this Prospectus.  At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling shareholder, and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents.  We have also agreed to indemnify Lincoln Park and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Lincoln Park and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.

We have advised Lincoln Park that while it is engaged in a distribution of the shares included in this Prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934.  With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.  Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.  All of the foregoing may affect the marketability of the shares offered hereby this Prospectus.

This offering will terminate on the date that all shares offered by this Prospectus have been sold by Lincoln Park.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling GelTech pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Harris Cramer LLP, West Palm Beach, Florida.  Attorneys employed by Harris Cramer beneficially own approximately 55,000 shares of our common stock.

EXPERTS

The consolidated financial statements appearing in this prospectus and registration statement for the years ended June 30 , 2010 and 2009 have been audited by Salberg & Company, P.A., an independent registered public accounting firm, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including the exhibits, schedules, and amendments to this registration statement, under the Securities Act with respect to the shares of common stock to be sold in this offering.  This prospectus, which is part of the registration statement, does not contain all the information set forth in the registration statement.  For further information with respect to us and the shares of our common stock to be sold in this offering, we make reference to the registration statement.   We are an Exchange Act reporting company and are required to file periodic reports on Form 10-K and 10-Q and current reports on Form 8-K.  You may read and copy all or any portion of the registration statement or any other information, which we file at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549, on official business days during the hours of 10:00 AM to 3:00 PM.   You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  Also, the SEC maintains an internet site that contains reports, proxy and information statements, and other information that we file electronically with the SEC, including the registration statement.  The website address is www.sec.gov.

INDEX

Page
Financial Statements

Condensed Consolidated Balance Sheets – September 30, 2010 (unaudited) and June 30, 2010	F-2
Condensed Consolidated Statements of Operations for the three months ended September 30, 2010 and 2009 (unaudited)	F-3
Condensed Consolidated Statements of Cash Flows for the three months ended September 30, 2010 and 2009 (unaudited)	F-4
Notes to Condensed Consolidated Financial Statements (unaudited)	F-5

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of September 30,	As of June 30,
	2010	2010
	(Unaudited)
ASSETS

Cash and cash equivalents	$189,763	$625,796
Accounts receivable trade, net	23,633	24,647
Inventories	261,839	198,274
Prepaid consulting	251,510	-
Prepaid expenses and other current assets	45,722	43,250
Total current assets	772,467	891,967

Furniture, fixtures and equipment, net	18,467	20,014
Prepaid consulting	-	255,436
Debt issue costs, net	185,347	254,852
Deposits	25,631	42,829

	$1,001,912	$1,465,098
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Accounts payable	$161,078	$25,213
Accrued expenses	11,204	88,010
Line of credit	2,458,156	2,458,156
Insurance premium finance contract	4,755	8,135
Total current liabilities	2,635,193	2,579,514
Total liabilities	2,635,193	2,579,514

Commitments and contingencies (Note 6)

Stockholder's equity (deficit)
Preferred stock: $0.001 par value; 5,000,000 shares authorized;
no shares issued and outstanding	-	-
Common stock: $0.001 par value; 50,000,000 shares authorized;
16,925,720 issued and 80,000 issuable at September 30, 2010 and 16,538,200 shares issued and outstanding as of June 30, 2010	17,006	16,538
Additional paid in capital	8,990,046	8,512,232
Accumulated deficit	(10,640,333)	(9,643,186)
Total stockholders' equity (deficit)	(1,633,281)	(1,114,416)

Total liabilities and stockholders' equity (deficit)	$1,001,912	$1,465,098

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended September 30,
	2010	2009

Sales	$28,557	$287,554

Cost of goods sold	8,664	91,206

Gross profit	19,893	196,348

Operating expenses:
Selling, general and administrative expenses	881,210	738,679
Research and development	35,583	3,766

Total operating expenses	916,793	742,445

Loss from operations	(896,900)	(546,097)

Other income (expense)
Interest income	1,274	12
Interest expense	(101,521)	(111,236)
Other expense	-	-

Total other income (expense)	(100,247)	(111,224)

Net loss	$(997,147)	$(657,321)

Net loss per common share - basic and diluted	$(0.06)	$(0.05)

Weighted average shares outstanding - basic and diluted	16,672,024	13,858,986

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Three Months Ended September 30,
	2010	2009
Cash flows from operating activities
Reconciliation of net loss to net cash used in operating activities:
Net loss	$(997,147)	$(657,321)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation	3,318	1,674
Amortization of debt issuance costs	69,505	86,250
Amortization of prepaid consulting	69,426	-
Stock option compensation expense	60,782	24,234
Changes in operating assets and liabilities:
Accounts receivable	1,014	(233,376)
Inventories	(63,565)	38,579
Prepaid expenses and other current assets	1,529	7,323
Deposits and other assets	17,198	(15,001)
Accounts payable	135,865	24,109
Related party payable	-	(60,000)
Accrued expenses	(76,806)	68,815
Net cash used in operating activities	(778,881)	(714,714)
Cash flows from Investing Activities
Purchases of equipment	(1,771)	(938)
Net cash provided by (used in) investing activities	(1,771)	(938)
Cash flows from Financing Activities
Payments on Insurance Finance Contract	(7,381)	(25,153)
Proceeds from sale of stock and warrants, net of expenses	352,000	-
Proceeds from revolving line of credit, net	-	625,000
Net cash provided by financing activities	344,619	599,847
Net decrease in cash and cash equivalents	(436,033)	(115,805)
Cash and cash equivalents - beginning	625,796	245,381
Cash and cash equivalents - ending	$189,763	$129,576

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$31,184	$24,798
Cash paid for income taxes	$-	$-
Supplementary Disclosure of Non-cash Investing and Financing Activities:
Financing of prepaid insurance contracts	$4,001	$25,449
Stock issued for consulting agreement	$65,500	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2010
(UNAUDITED)

1.	Organization and Basis of Presentation

Organization

GelTech Solutions, Inc. (“GelTech” or the “Company”) is a Delaware corporation. GelTech is primarily engaged in business activities that include finalizing the development of products in three distinct markets and beginning the marketing and delivery of products in two of those markets: (i) FireIce® a patented fire suppression product, which is non-toxic and when combined with water becomes a water-based gel product used to suppress fires involving structures, personal property and forest wildfires; (ii) Soil2O™ (formerly RootGel), a moisture preservation solution that has many applications useful in the agricultural industry including water and nutrient retention in golf course maintenance, landscaping and forestry and (iii) SkinArmor™, an ointment used for protecting skin from direct flame and high temperature. Additionally, GelTech owns a United States patent for a method to modify weather.

The corporate office is located in Jupiter, Florida.

Basis of Presentation

The accompanying unaudited condensed consolidated interim financial statements include the accounts of the Company and its two wholly owned subsidiaries: Weather Tech Innovations, Inc. and FireIce Gel, Inc. (formerly GelTech Innovations, Inc.). Prior to July 1, 2008, there had been no activity in either subsidiary. Beginning on July 1, 2008, the Company began operating the marketing, sales and distribution of FireIce® through FireIce Gel, Inc. These unaudited, condensed consolidated interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (”SEC”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by "GAAP" for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The information included in these unaudited condensed consolidated financial statements should be read in conjunction with Management’s Discussion and Analysis of Financial Conditions and Results of Operations contained in this report and the audited consolidated financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2010 filed on September 28, 2010.

Inventories

Inventories as of September 30, 2010 consisted of raw materials and finished goods in the amounts of $77,622 and $184,217, respectively.

Revenue Recognition

Revenue from sales of products is recognized when persuasive evidence of an arrangement exists, products have been shipped to the customer, economic risk of loss has passed to the customer, the price is fixed or determinable, collection is reasonably assured, and any future obligations of the Company are insignificant.   Revenue is shown net of returns and allowances.

Products shipped from either our third-party fulfillment company or our Jupiter, Florida location are shipped FOB shipping point.  Normal terms are net 30 or net 60 days depending on the arrangement we have with the customer.  As such, revenue is recognized when product has been shipped from either the  third-party fulfillment company or from the Jupiter, Florida location.

The Company follows the guidance of ASC 605-50-25, “Revenue Recognition, Customer Payments” Accordingly, any incentives received from vendors are recognized as a reduction of the cost of goods sold. Promotional products or samples given to customers or potential customers are recognized as a cost of goods sold. Cash incentives provided to our customers are recognized as a reduction of the related sale price, and, therefore, are a reduction in sales.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2010
(UNAUDITED)
Accounting Standard Codification

In June 2009, FASB approved the FASB Accounting Standards Codification (“the Codification”) as the single source of authoritative nongovernmental GAAP. All existing accounting standard documents, such as FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force and other related literature, excluding guidance from the SEC, have been superseded by the Codification. All other non-grandfathered, non-SEC accounting literature not included in the Codification has become nonauthoritative. The Codification did not change GAAP, but instead introduced a new structure that combines all authoritative standards into a comprehensive, topically organized online database. The Codification is effective for interim or annual periods ending after September 15, 2009, and impacts the Company’s financial statements as all future references to authoritative accounting literature will be referenced in accordance with the Codification. Other than changes to authoritative references, there have been no changes to the content of the Company’s financial statements or disclosures as a result of implementing the Codification.

As a result of the Company’s implementation of the Codification during the quarter ended September 30, 2009, previous references to new accounting standards and literature are no longer applicable. In the current quarter financial statements, the Company will provide reference to the both the old and new guidance to assist in understanding the impacts of recently adopted accounting literature, particularly for guidance adopted since the beginning of the current fiscal year but prior to the Codification.  New references will use the term Accounting Standards Codification (ASC) followed by the relevant ASC section.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management believes that the estimates utilized in preparing its financial statements are reasonable; however, actual results could differ materially from these estimates. Significant estimates in the fiscal 2011 period include the allowance for doubtful accounts, depreciation and amortization, valuation of inventories, valuation of options and warrants granted for services, valuation of common stock granted for services and the deferred tax assets.

Net Earnings (Loss) per Share

The Company computes net earnings (loss) per share in accordance with ASC 260-10, “Earnings per Share.” ASC 260-10 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive. At September 30, 2010, there were options to purchase 2,384,008 shares of the Company’s common stock and warrants to purchase 3,587,361 shares of the Company’s common stock which may dilute future earnings per share.

Stock-Based Compensation

On July 19, 2006 (inception), the Company adopted ASC 718-10, “Share-Based Payment,” which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options, restricted stock units, and employee stock purchases based on estimated fair values.

Stock-based compensation expense recognized under ASC 718-10 for the period July 1, 2010 to September 30, 2010 was $60,782 which consisted of compensation related to employee, director and advisor stock options, and is included in selling, general and administrative expenses on the consolidated statements of operations. Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. At September 30, 2010, the total compensation cost for stock options not yet recognized was approximately $193,282. This cost will be recognized over the remaining vesting term of the options of approximately two years.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2010
(UNAUDITED)

A summary of stock option transactions for all stock options for the three months ended September 30, 2010 and 2009 is as follows:

Employee Options
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Balance at June 30, 2009	2,714,000	$0.92	8.20
Granted	-	$-	-
Exercised	-	$-	-
Forfeited	(500,000)	$1.00	9.75
Expired	-	$-	-
Outstanding at September 30, 2009	2,214,000	$0.90	7.66	$2,655,952
Exercisable at September 30, 2009	877,834	$0.87	5.37	$1,078,668

Weighted average fair value of options granted during the three months ended September 30, 2009		N/A

Balance at June 30, 2010	1,649,007	$0.88	6.40
Granted	-	$-	-
Exercised	-	$-	-
Options sold to third party	-	$-	-
Forfeited	-	$-	-
Expired	-	$-
Outstanding at September 30, 2010	1,649,007	$0.88	6.15	$858,511
Exercisable at September 30, 2010	1,049,008	$0.84	5.04	$585,211

Weighted average fair value of options granted during the three months ended September 30, 2010		N/A

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2010
(UNAUDITED)

A summary of options issued to non-employees under the 2007 Plan and changes during the period from June 30, 2010 to September 30, 2010 and from June 30, 2009 to September 30, 2009 is as follows:

Options Issued to Directors
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Balance at June 30, 2009	205,000	$0.86	5.89
Granted	100,000	$1.84	10.00
Exercised	-	$-	-
Forfeited	-	$-	-
Expired	-	$-	-
Outstanding at September 30, 2009	305,000	$1.18	7.67	$279,550
Exercisable at September 30, 2009	205,000	$0.86	6.67	$253,550

Weighted average fair value of options granted during the three months ended September 30, 2009		$1.78

Balance at June 30, 2010	370,000	$1.28	7.41
Granted	210,000	$1.20	10.00
Exercised	-	$-	-
Forfeited	-	$-	-
Expired	-	$-	-
Outstanding at September 30, 2010	580,000	$1.25	5.25	$151,600
Exercisable at September 30, 2010	315,833	$1.20	6.77	$110,050

Weighted average fair value of options granted during the three months ended September 30, 2010		$0.74

On July 1, 2010, the Company granted options to purchase 165,000 shares of the Company’s common stock to directors of the Company. The options have an exercise price of $1.21 per share, vest over one year and have a ten year term. The options were valued using the Black-Scholes model using a volatility of 96.46% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 5.5 years (using the simplified method) and a discount rate of 1.96%. The value of the options will be recognized over the vesting term, one year.

On August 12, 2010, the Company granted options to purchase 30,000 shares of the Company’s common stock to a new director upon his appointment to the board. The options have an exercise price of $1.08 per share, vest over three years and have a ten year term. The options were valued using the Black-Scholes model using a volatility of 94.2% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 6.5 years (using the simplified method) and a discount rate of 1.76%. The value of the options will be recognized over the vesting term, three years.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2010
(UNAUDITED)

On September 27, 2010, the Company granted options to purchase 10,000 shares of the Company’s common stock to a director upon his appointment as chairman of the Company’s audit committee. The options have an exercise price of $1.35 per share, vest over three years and have a ten year term. The options were valued using the Black-Scholes model using a volatility of 92.4% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 6.5 years (using the simplified method) and a discount rate of 1.76%. The value of the options will be recognized over the vesting term, three years.

On September 29, 2010, the Company granted options to purchase 5,000 shares of the Company’s common stock to a director upon his appointment as a member of the Company’s audit committee. The options have an exercise price of $1.38 per share, vest over three years and have a ten year term. The options were valued using the Black-Scholes model using a volatility of 92.4% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 6.5 years (using the simplified method) and a discount rate of 1.76%. The value of the options will be recognized over the vesting term, three years.

A summary of options issued to non-employees under the 2007 Plan and changes during the three month periods from June 30, 2009 to September 30, 2009 and from June 30, 2010 to September 30, 2010 is as follows:

Non-Employee, Non-Director Options
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Balance at June 30, 2009	170,000	$1.00	3.53
Granted	-	$-	-
Exercised	-	$-	-
Forfeited	-	$-	-
Expired	-	$-	-
Outstanding at September 30, 2009	170,000	$1.00	3.27	$187,000
Exercisable at September 30, 2009	136,707	$0.99	3.27	$150,378

Weighted average fair value of options granted during the three months ended September 30, 2009		N/A

Balance at June 30, 2010	155,000	$1.00	2.53
Granted	-	$-	-
Options purchased from officer	-	$-	-
Exercised	-	$-	-
Forfeited	-	$-	-
Expired	-	$-	-
Outstanding at September 30, 2010	155,000	$1.00	2.27	$62,000
Exercisable at September 30, 2010	155,000	$1.00	2.27	$62,000

Weighted average fair value of options granted during the three months ended September 30, 2010		N/A

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2010
(UNAUDITED)
Determining Fair Value Under ASC 718-10

The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing formula and a single option award approach. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The Company’s determination of fair value using an option-pricing model is affected by the stock price as well as assumptions regarding the number of highly subjective variables.

The Company estimates volatility based upon the historical stock price of the Company and estimates the expected term for employee stock options using the simplified method.  The risk free rate is determined based upon the prevailing rate of United States Treasury securities with similar maturities.

The fair value of stock option grants for the period from July 1, 2010 to September 30, 2010 was estimated to have a weighted average fair value of $1.78, using the following assumptions:

Risk free interest rate	1.76% - 1.96%
Expected term (in years)	5.5 - 6.5
Dividend yield	––
Volatility of common stock	92.4% - 96.46%
Estimated annual forfeitures	––

New Accounting Pronouncements

In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements”.  This update provides amendments to Topic 820 that will provide more robust disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3.  The adoption of ASU 2010-06 did not have a material impact on the Company’s consolidated results of operations or financial condition.

In February 2010, the FASB issued ASU 2010-09, “Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements”.  This update addresses both the interaction of the requirements of Topic 855, “Subsequent Events”, with the SEC’s reporting requirements and the intended breadth of the reissuance disclosures provision related to subsequent events (paragraph 855-10-50-4). The amendments in this update have the potential to change reporting by both private and public entities, however, the nature of the change may vary depending on facts and circumstances.  The adoption of ASU 2010-09 did not have a material impact on the Company’s consolidated results of operations or financial condition.

In April 2010, the FASB issued ASU No. 2010-13, “Compensation – Stock Compensation”.  This update will clarify the classification of an employee share based payment award with an exercise price denominated in the currency of a market in which the underlying security trades.  This update will be effective for the first fiscal quarter beginning after December 15, 2010, with early adoption permitted.  The Company does not expect the provisions of ASU 2010-13 to have a material effect on the Company’s consolidated results of operations or financial condition.

Other ASUs not effective until after September 30, 2010 are not expected to have a significant effect on the Company's consolidated financial position or results of operations.

2. Going Concern

These unaudited condensed consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize it assets and discharge its liabilities in the normal course of business. As of September 30, 2010, the Company had a working capital deficit of $1,862,726 and had an accumulated deficit and stockholders’ deficit of $10,640,333 and $1,633,281, respectively, and incurred losses from operations of $997,147 for the three months ended September 30, 2010 and used cash from operations of 778,881 during the three months ended September 30, 2010.  In addition, the Company has not yet generated revenue sufficient to support ongoing operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. The continuation of the Company as a going concern is dependent upon the continued financial support from its stockholders, the ability of the Company to obtain necessary debt or equity financing to continue operations, and the attainment of profitable operations. These unaudited condensed consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2010
(UNAUDITED)

In May 2010, the Company renewed its $2.5 million line of credit agreement with its largest stockholder to provide working capital for the Company.  The stockholder had arranged a similar financing with a bank, which is secured by real property and for which the stockholder is personally responsible.  During the three months ended September 30, 2010 the Company issued 380,000 shares of common stock and 380,000 warrants to purchase common stock in exchange for $352,000, net of a $10,000 due diligence fee paid to Lincoln Park.  In addition, In September 2010, the Company signed a purchase agreement with an investment bank which provides for the sale of up to an additional $4.8 million worth of common stock of the Company.  Further, the Company is currently exploring other sources for raising additional equity or debt from private investors and believes that the actions presently being taken provide the opportunity for the Company to continue as a going concern.

3. Line of Credit Agreement

On May 29, 2009, GelTech Solutions, Inc. (the “Company”) entered into a Credit Enhancement and Financing Security Agreement with the Company’s largest shareholder. In connection with this agreement the Company executed a Revolving Promissory Note which permits the Company to borrow up to $2,500,000. Interest, at an annual rate of 5%, is due monthly on the 20th day of each month which commenced on July 20, 2009.

In May 2010, the Lender extended the due date of the line of credit to May 2011.  Additionally, the Company may be compelled to pay the outstanding principal balance earlier during which it will not be permitted to borrow any sums for a period of 30 consecutive days.

 As of September 30, 2010, the Company has received advances against the note of $2,458,156 of which $1,058,943 was used to repay amounts owed under previous lines of credit.  Interest expense on the note for the three months ended September 30, 2010 was $101,521, including $69,505 related to the amortization of debt issuance costs.

4. Stockholders’ Equity

The issuances of common stock during the three months ended September 30, 2010 were as follows:

In September 2010 the Company issued 150,000 shares of common stock and 30,000 shares of common stock were issuable and issued three year warrants to purchase 180,000 shares of common stock at an exercise price of $1.25 per share in exchange for $162,000 in private placements with two accredited investors.

On September 1, 2010, the Company signed a $5 million purchase agreement with Lincoln Park Capital Fund, LLC, an Illinois limited liability company (“LPC”).  Upon signing the agreement, the Company received $200,000 from LPC as an initial purchase under the $5 million commitment in exchange for 200,000 shares of the Company’s common stock and five year warrants to purchase 200,000 shares of common stock at an exercise price of $1.25 per share.  The Company also entered into a registration rights agreement with LPC whereby it agreed to file a registration statement related to the transaction with the Securities and Exchange Commission (“SEC”) covering the shares that may be issued to LPC under the purchase agreement.  The registration statement was filed by the Company on November 4, 2010.  After the SEC has declared effective the registration statement, the Company has the right, in its sole discretion, over a 30-month period to sell shares of common stock to LPC in amounts up to $500,000 per sale, depending on certain conditions as set forth in the purchase agreement, up to an additional $4.8 million.

There are no upper limits to the price LPC may pay to purchase our common stock and the purchase price of the shares related to the $4.8 million of future funding will be based on the prevailing market prices of the Company’s shares immediately preceding the time of sales without any fixed discount, and the Company will control the timing and amount of any future sales of shares to LPC.  LPC shall not have the right or the obligation to purchase any shares of common stock on any business day that the price the Company’s common stock is below $1.00.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2010
(UNAUDITED)

In consideration for entering into the $5 million agreement, the Company issued to LPC 75,000 shares of common stock as a commitment fee and will issue up to 225,000 shares pro rata as LPC purchases additional shares.  The commitment shares are subject to a 30 month lock up restriction.  The purchase agreement may be terminated by the Company at any time at our discretion without any cost to it.  Except for a limitation on variable priced financings, there are no financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the agreement.  The Company expects to use the proceeds for working capital and other general corporate purposes.

As of September 30, 2010, 50,000 shares of common stock were issuable in connection with a one year consulting agreement for investor relations.  The shares vest quarterly beginning September 30, 2010, subject to continued employment as a consultant to the Company. The Company recorded prepaid consulting for the fair value of the stock, $65,500, based upon the market price on the date of the grant.

Common Stock Warrants

A summary of warrants issued for cash and changes during the periods June 30, 2009 to September 30, 2009 and from June 30, 2010 to September 30, 2010 is as follows:

Warrants Issued as Settlements
	Number of Warrants	Weighted Average Exercise Price	Remaining Contractual Life
Balance at June 30, 2009	474,058	$1.05	0.91
Granted	-	$-	-
Exercised	-	$-	-
Forfeited	-	$-	-
Expired	-	$-	-
Outstanding at September 30, 2009	474,058	$1.05	0.76
Exercisable at September 30, 2009	474,058	$1.05	0.76

Weighted average fair value of warrants granted during the three months ended September 30, 2009		N/A

Balance at June 30, 2010	474,058	$1.05	1.92
Granted	-	$-	-
Exercised	-	$-	-
Forfeited	-	$-	-
Expired	-	$-	-
Outstanding at September 30, 2010	474,058	$1.05	1.67
Exercisable at September 30, 2010	474,058	$1.05	1.67

Weighted average fair value of warrants granted during the three months ended September 30, 2010		N/A

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2010
(UNAUDITED)

A summary of warrants issued for cash and changes during the periods June 30, 2009 to September 30, 2009 and from June 30, 2010 to September 30, 2010 is as follows:

Warrants issued for cash
	Number of Warrants	Weighted Average Exercise Price	Remaining Contractual Life
Balance at June 30, 2009	528,303	$1.14	1.29
Granted	-	$-	-
Exercised	-	$-	-
Forfeited	-	$-	-
Expired	-	$-	-
Outstanding at September 30, 2009	528,303	$1.14	1.04
Exercisable at September 30, 2009	528,303	$1.14	1.04

Weighted average fair value of warrants granted during the three months ended September 30, 2009		N/A

Balance at June 30, 2010	2,733,303	$1.56	2.37
Granted	380,000	$1.25	4.05
Exercised	-	$-	-
Forfeited	-	$-	-
Expired	-	$-	-
Outstanding at September 30, 2010	3,113,303	$1.56	2.34
Exercisable at September 30, 2010	3,113,303	$1.56	2.34

Weighted average fair value of warrants granted during the three months ended September 30, 2010		N/A

In connection with private placement transactions, the Company issued three year warrants to purchase 180,000 shares of the Company’s common stock at an exercise price of $1.25 per share and issued five year warrants to purchase 200,000 shares of the Company’s common stock at an exercise price of $1.25 per share.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2010
(UNAUDITED)
5. Fair Value Measurements

In July 2009, the Company implemented FASB Accounting Standards Codification 820 “Fair Value Measurements and Disclosures” (formerly SFAS 157, “Fair Value Measurements”), relative to its financial assets and liabilities that are recognized or disclosed at fair value in the financial statements at least annually.

Our cash and cash equivalents are recorded at fair value as determined through market, observable and corroborated sources

As of September 30, 2010 the Company’s cash and cash equivalents that are carried at fair value on a recurring basis include the following:

	Fair Value Measurements Using
	Total	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Cash	$191,717	$191,717	$––	$––

6. Commitments and Contingencies

The Company leases office and warehouse space located in Jupiter, Florida under a month-to-month lease.

Rent expense for the three months ended September 30, 2010 and 2009 was $24,632.

In December 2008, the Compensation Committee approved new employment terms for each of the Company’s three executive officers. Each received an annual salary of $125,000 for the balance of fiscal 2009 with increases to $150,000 and $175,000 for fiscal 2010 and 2011, subject to the discretion of the Compensation Committee. Target bonuses, subject to the discretion of the Compensation Committee, are $112,500 and $131,250 for fiscal 2010 and 2011, respectively based upon meeting job performance, revenue growth, positive cash flow and pre-tax income. No bonuses were awarded for fiscal 2010 or fiscal 2009. Additionally, each executive received a grant of 500,000 10-year options exercisable over 10 years. The options vest annually subject to continued employment with the Company and subject to meeting budgeted revenue targets. If the Company fails to meet any revenue targets, the Compensation Committee has discretion to vest the options.

The Company was sued by a former employee on June 23, 2008, alleging breach of a consulting agreement and an employment agreement entered into in May and June 2007, respectively. In addition, the plaintiff seeks to recover certain of his  personal property, which was used or stored in the Company’s offices, and alleges the Company invaded his privacy by looking at his personal computer in the Company’s offices.  The defendants have filed motions to dismiss and contend that the lawsuit is baseless.

7. Related Party Transactions

In addition to the Chief Executive Officer (CEO) and the Chief Technology Officer (CTO) the following related parties are employed at GelTech:

•	the CEO’s wife is a bookkeeper at $1,000 per week,

•	The CEO and CTO’s father is a researcher at $1,000 per week, and

•	The CEO and CTO’s mother as a receptionist at $600 per week.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2010
(UNAUDITED)

We believe all of these salaries are at or are below the going rate of what such services would cost on the open market.

The Company has employment arrangements with its executive officers which are described under Note 6.

On May 29, 2009, GelTech Solutions, Inc. (the “Company”) entered into a Credit Enhancement and Financing Security Agreement (the “Agreement”) with the Company’s largest stockholder.  Also on May 29, 2009, the Company entered into a $2,500,000 Revolving Line of Credit Agreement (the “Credit Agreement”) and borrowed $1,550,000 under the Credit Agreement (See Note 3).

In addition, on May 29, 2009, the Company and its largest stockholder entered into a Loan Cancellation Agreement by which the $1,058,943 due under the Former Credit Facilities was repaid and the Former Credit Facilities were cancelled.  This $1,058,943 sum is part of the $1,550,000 borrowed by the Company. As consideration for entering into the Agreement, the Company’s largest stockholder was paid $60,000 and issued 150,000 shares of the Company’s common stock.   The fair market value of the stock, $285,000, plus the amount paid in cash have been recorded as debt acquisition costs and are being amortized over the term of the line of credit agreement, one year (See Note 3).

8.  Concentrations

The Company maintains its cash in bank and financial institution deposits that at times may exceed federally insured limits. The Company has not experienced any losses in such accounts through September 30, 2010.  As of September 30, 2010, there were cash equivalent balances of $23,509 held in depository accounts that are not insured.

At September 30, 2010, two customers account for 51.1% and 34.3% of accounts receivable.

For the three months ended September 30, 2010 three customers accounted for approximately 33.3%, 27.6% and 14.2% of sales.

During the three months ended September 30, 2010 all sales resulted from two products, FireIce® and Soil2O™ which made up 84% and 16%, respectively, of total sales.

Three vendors accounted for 60.5%, 13.8% and 11.9% of the Company’s approximately $72,000 of raw material and packaging purchases during the three months ended September 30, 2010.

9.  Subsequent Events

In October 2010, the Company issued 24,000 shares of common stock in exchange for $20,400 in connection with a private placement transaction with an accredited investors.

In November 2010, the Company issued 240,000 shares of common stock and three year warrants to purchase 120,000 shares of common stock at an exercise price of $1.50 per share in connection with a private placement transaction with an accredited investor.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of GelTech Solutions, Inc.

We have audited the accompanying consolidated balance sheets of GelTech Solutions, Inc. and Subsidiaries as of June 30, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the two years in the period ended June 30, 2010.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GelTech Solutions, Inc. and Subsidiaries at June 30, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the two years in the period ended June 30, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has a net loss and net cash used in operating activities in 2010 of $3,536,884 and $2,568,345, respectively, and has an accumulated deficit, a stockholders’ deficit and working capital deficit of $9,643,186, $1,114,416 and $1,687,547, respectively, at June 30, 2010.  These matters raise substantial doubt about its ability to continue as a going concern. Management’s Plan in regards to these matters is also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
September 28, 2010

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of June 30,
	2010	2009
ASSETS

Cash and cash equivalents	$625,796	$245,381
Accounts receivable trade, net	24,647	16,167
Inventories	198,274	249,409
Prepaid expenses and other current assets	43,250	11,103
Total current assets	891,967	522,060

Furniture, fixtures and equipment, net	20,014	23,207
Prepaid consulting	255,436	-
Debt issue costs, net	254,852	316,250
Deposits	42,829	30,630

	$1,465,098	$892,147
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Accounts payable	$25,213	$51,778
Accrued expenses	88,010	27,753
Customer deposit	-	25,000
Line of credit	2,458,156	1,550,000
Due to related party	-	60,000
Insurance premium finance contract	8,135	7,060
Total current liabilities	2,579,514	1,721,591
Total liabilities	2,579,514	1,721,591

Commitments and contingencies (Note 10)

Stockholder's equity (deficit)
Preferred stock: $0.001 par value; 5,000,000 shares authorized;
no shares issued and outstanding	-	-
Common stock: $0.001 par value; 50,000,000 shares authorized;
16,538,200 and 13,858,986 shares issued and outstanding as of June 30, 2010 and 2009, respectively.	16,538	13,859
Additional paid in capital	8,512,232	5,262,999
Accumulated deficit	(9,643,186)	(6,106,302)
Total stockholders' equity (deficit)	(1,114,416)	(829,444)

Total liabilities and stockholders' equity (deficit)	$1,465,098	$892,147

The accompanying notes are an integral part of these consolidated financial statements.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended June 30,
	2010	2009
Sales	$566,240	$334,364

Cost of goods sold	186,483	128,736

Gross profit	379,757	205,628

Operating expenses:
Selling, general and administrative expenses	3,392,456	2,829,850
Research and development	19,541	125,996

Total operating expenses	3,411,997	2,955,846

Loss from operations	(3,032,240)	(2,750,218)

Other income (expense)
Other income	-	1,703
Gain (loss) on conversion	-	(841)
Loss on settlement	(55,000)	-
Interest income	8,535	14,513
Interest expense	(458,179)	(80,441)
Other expense	-	(33,000)

Total other income (expense)	(504,644)	(98,066)

Net loss	$(3,536,884)	$(2,848,284)

Net loss per common share - basic and diluted	$(0.24)	$(0.21)

Weighted average shares outstanding - basic and diluted	15,018,756	13,572,287

The accompanying notes are an integral part of these consolidated financial statements.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED JUNE 30, 2010 and 2009

	Common	Common	Additional
	Stock	Stock	Paid In	Accumulated
	(Shares)	Par Value	Capital	Deficit	Total
Balance at July 1, 2008	13,415,422	$13,416	$4,359,504	$(3,258,018)	$1,114,902

Common stock issued for cash	183,333	183	178,567	—	178,750
Common stock issued for a settlement	54,187	54	42,754	—	42,808
Common stock issued for a loan guarantee	150,000	150	284,850	—	285,000
Common stock issued for services	35,000	35	38,465	—	38,500
Common stock issued for cashless warrant exercise	21,044	21	(21)	—	—
Stock-based compensation	—	—	358,880	—	358,880
Net loss for the fiscal year ended June 30, 2009	—	—	—	(2,848,284)	(2,848,284)

Balance at June 30, 2009	13,858,986	13,859	5,262,999	(6,106,302)	(829,444)

Common stock and warrants issued for cash	2,180,000	2,180	2,177,820	—	2,180,000
Common stock issued to officer and director	69,211	69	69,142	—	69,211
Common stock issued for services	200,000	200	339,800	—	340,000
Common stock issued to extend line of credit	150,000	150	149,850	—	150,000
Common stock issued upon exercise of options for cash	79,993	80	58,270	—	58,350
Warrants issued to extend line of credit	—	—	59,865	—	59,865
Options issued for services	—	—	85,872	—	85,872
Offering cost of stock and warrants issued for cash	—	—	(90,000)	—	(90,000)
Stock-based compensation	—	—	398,614	—	398,614
Net loss for the fiscal year ended June 30, 2010	—	—	—	(3,536,884)	(3,536,884)

Balance at June 30, 2010	16,538,190	$16,538	$8,512,232	$(9,643,186)	$(1,114,416)

The accompanying notes are an integral part of these consolidated financial statements.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended June 30,
	2010	2009
Cash flows from operating activities
Reconciliation of net loss to net cash used in operating activities:
Net loss	$(3,536,884)	$(2,848,284)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation	10,756	18,266
Bad debt expense	7,463	16,457
Amortization of debt issuance costs	339,418	28,750
Amortization of prepaid expenses	76,891	23,616
Common stock issued to officer and director	69,211
Amortization of prepaid consulting	170,436	-
Common stock issued for services	-	38,500
Stock option compensation expense	398,614	358,880
Loss on settlement	-	841
Write-off of obsolete packaging inventory	33,510	-
Changes in assets and liabilities:
Accounts receivable	(40,943)	52,816
Inventories	17,625	(76,653)
Prepaid expenses and other current assets	(75,935)	4,234
Deposits and other assets	(12,199)	(2,034)
Accounts payable	(26,565)	(7,394)
Related party payable	(60,000)	-
Customer deposits	-	25,000
Accrued expenses	60,257	(66,146)
Net cash used in operating activities	(2,568,345)	(2,433,151)
Cash flows from Investing Activities
Sales of short term marketable debt securities	-	750,000
Purchases of equipment	(7,563)	(6,071)
Net cash provided by (used in) investing activities	(7,563)	743,929
Cash flows from Financing Activities
Payments on Insurance Finance Contract	(32,028)	(24,205)
Proceeds from sale of stock and warrants, net of expenses	2,090,000	178,750
Debt issue costs	(68,155)	-
Proceeds from exercise of stock options	58,350	-
Proceeds from revolving line of credit, net	908,156	1,550,000
Net cash provided by financing activities	2,956,323	1,704,545
Net increase in cash and cash equivalents	380,415	15,323
Cash and cash equivalents - beginning	245,381	230,058
Cash and cash equivalents - ending	$625,796	$245,381

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$117,631	$41,011
Cash paid for income taxes	$-	$-
Supplementary Disclosure of Non-cash Investing and Financing Activities:
Financing of prepaid insurance contracts	$33,103	$23,097
Related party liability recorded for debt issuance costs	$-	$60,000
Stock issued as loan guarantee	$-	$285,000
Stock issued to extend loan	$150,000	$-
Options issued to extend loan	$59,865	$-
Prepaid option and stock-based consulting	$425,872	$-
Accounts payable and debt repaid with common stock	$-	$41,967

The accompanying notes are an integral part of these consolidated financial statements.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2010 AND 2009

1.  NATURE OF OPERATIONS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Basis of Presentation

GelTech Solutions, Inc. (“GelTech” or the “Company”) is a Delaware corporation. GelTech is primarily engaged in business activities that include finalizing the development of products in three distinct markets and beginning the marketing and delivery of products in two of those markets: (i) FireIce® a patented fire suppression product, which is non-toxic and when combined with water becomes a water-based gel product used to suppress fires involving structures, personal property and forest wildfires; (ii) Soil2O™ (formerly RootGel), a moisture preservation solution that has many applications useful in the agricultural industry including water and nutrient retention in golf course maintenance, landscaping and forestry and (iii) SkinArmor™, an ointment used for protecting skin from direct flame and high temperature. Additionally, GelTech owns a United States patent for a method to modify weather.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its two wholly-owned subsidiaries: GelTech Innovations, Inc. and Weather Tech Innovations, Inc. There has been no activity in Weather Tech Innovations, Inc., however, all intercompany balances and transactions would be eliminated in consolidation.  In July 2008, the Company changed the name of GelTech Innovations to FireIce Gel, Inc. and began conducting the operations related to the sales and marketing of the Company’s FireIce® product through this subsidiary.  All intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

The Company periodically maintains cash balances in financial institutions in excess of the federally insured limit.  For the purposes of the statements of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The Company’s cash equivalents consist of a brokerage money market account.

Investments in Marketable Securities

The Company invests in various marketable securities and accounts for such investments in accordance with ASC 320-10.

Certain securities that the Company may invest in may be determined to be non-marketable.  Non-marketable securities where the Company owns less than 20% of the investee are accounted for at cost pursuant to ASC323-10.

Management determines the appropriate classification of its investments at the time of acquisition and reevaluates such determination at each balance sheet date. Trading securities that the Company may hold are treated in accordance with ASC 320-10 with any unrealized gains and losses included in earnings.  Available-for-sale securities are carried at fair value, with unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity. Investments classified as held-to-maturity are carried at amortized cost.  In determining realized gains and losses, the cost of the securities sold is based on the specific identification method.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2010 AND 2009

The Company periodically reviews its investments in marketable and non-marketable securities and impairs any securities whose value is considered non-recoverable. The Company's determination of whether a security is other than temporarily impaired incorporates both quantitative and qualitative information.  GAAP requires the exercise of judgment in making this assessment for qualitative information, rather than the application of fixed mathematical criteria. The Company considers a number of factors including, but not limited to, the length of time and the extent to which the fair value has been less than cost, the financial condition and near term prospects of the issuer, the reason for the decline in fair value, changes in fair value subsequent to the balance sheet date, and other factors specific to the individual investment. The Company's assessment involves a high degree of judgment and accordingly, actual results may differ materially from the Company's estimates and judgments.

Accounts Receivable

Accounts receivable are customer obligations due under normal trade terms. Senior management reviews accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible. The Company includes any accounts receivable balances that are determined to be uncollectible, along with a general reserve, in its overall allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

Inventories

Inventories are stated at the lower of cost or market, with cost determined using a first-in, first-out method.

Property and Equipment and Depreciation

Property and equipment is recorded at cost. Depreciation is computed using the straight-line method based on the estimated useful lives of the related assets of 3 to 5 years. Leasehold improvements are amortized over the lesser of the lease term or the useful life of the improvements. Expenditures for maintenance and repairs are expensed as incurred.

Impairment of Long-Lived Assets

The Company accounts for long-lived assets in accordance with the provisions of ASC 360-10.  This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Fair Value Measurements

We measure our financial assets and liabilities in accordance with generally accepted accounting principles. For certain of our financial instruments, including cash equivalents, accounts receivable, accounts payable, accrued expenses and line of credit, the carrying amounts approximate fair value due to their short maturities.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2010 AND 2009

Effective July 1, 2008, we adopted accounting guidance for fair value measurements of financial assets and liabilities and adopted the same guidance for non-financial assets and liabilities effective July 1, 2009. The adoption did not have a material impact on our results of operations, financial position or liquidity. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This guidance does not apply to measurements related to share-based payments. This guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

The Company had no financial or non-financial assets or liabilities measured at fair value and subject to this accounting standard as of June 30, 2010.

Revenue Recognition

Revenue from sales of products is recognized when persuasive evidence of an arrangement exists, products have been shipped to the customer, economic risk of loss has passed to the customer, the price is fixed or determinable, collection is reasonably assured, and any future obligations of the Company are insignificant.   Revenue is shown net of returns and allowances.

Products shipped from either our third-party fulfillment company or our Jupiter, Florida location are shipped FOB shipping point.  Normal terms are net 30 or net 60 days depending on the arrangement we have with the customer.  As such, revenue is recognized when product has been shipped from either the  third-party fulfillment company or from the Jupiter, Florida location.

The Company follows the guidance of ASC 605-50-25, “Revenue Recognition, Customer Payments” Accordingly, any incentives received from vendors are recognized as a reduction of the cost of goods sold. Promotional products or samples given to customers or potential customers are recognized as a cost of goods sold. Cash incentives provided to our customers are recognized as a reduction of the related sale price, and, therefore, are a reduction in sales.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2010 AND 2009

Included in costs of goods sold for the year ended June 30, 2010, was a charge of $33,510 for packaging inventory which became obsolete due to updates in our FireIce® packaging and as a result of the change in our soil moisture retention product branding from RootGel to Soil2O™.

Shipping and Handling Costs

Amounts invoiced to customers for shipping and handling are included in revenues. Shipping and handling costs related to sales of products are included in selling, general and administrative expenses and were $42,222 and $42,252 in 2010 and 2009, respectively.

Research and Development

In accordance with ASC 730-10 expenditures for research and development of the Company's products are expensed when incurred, and are included in operating expenses. The Company recognized research and development costs of $19,541 and $125,996 for the fiscal years ended June 30, 2010 and 2009, respectively.

Advertising

The Company conducts advertising for the promotion of its products and services.  In accordance with ASC 720-35, advertising costs are charged to operations when incurred; such amounts aggregated $120,305 in fiscal 2010 and $48,133 in fiscal 2009.

New Product Startup Expenses

In October 2008, the Company entered into a Master Joint Venture Agreement with a California company.  Under the agreement, the Company has agreed to pay the distributor up to $450,000 over an eighteen month period in order to assist the distributor to market the Company’s FireIce Gel product.  As of June 30, 2009, the Company had made payments of $50,000 and had recorded a credit of $50,000 against the accounts receivable of the distributor, both of which have been treated as start-up expenses in accordance with ASC 720-15 “Start-up Costs” and are recorded in operating expense in the accompanying consolidated statements of operations.  In September 2009, the Company entered into a settlement agreement with the distributor (Note 10).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management believes that the estimates utilized in preparing its financial statements are reasonable; however, actual results could differ materially from these estimates.  Significant estimates in 2010 and 2009  include the allowance for doubtful accounts, valuation of marketable debt securities, valuation of inventories, valuation of options and warrants granted for services or settlements, valuation of capital stock granted for services or settlements and the valuation allowance on deferred tax assets.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2010 AND 2009

Net Earnings (Loss) per Share

The Company computes net earnings (loss) per share in accordance with ASC 260-10.  ASC 260-10 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive.  For the years ended June 30, 2010 and 2009, there was no separate computation of dilutive net loss per share since the common stock equivalents outstanding were anti-dilutive due to the net losses.  At June 30, 2010 there were options to purchase 2,174,008 shares and warrants to purchase 3,207,361 shares of common stock outstanding which may dilute future earnings per share.

Stock-Based Compensation

 The Company accounts for stock-based compensation in accordance with ASC 718-10 which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options, restricted stock units, and employee stock purchases based on estimated fair values.  Stock-based compensation expense recognized under ASC 718-10 for the years ended June 30, 2010 and 2009 was $398,614 and $358,880, respectively, related to employee, director and advisory board stock options, and is included in selling, general and administrative expenses in the consolidated statements of operations. Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. At June 30, 2010, the total compensation cost for stock options not yet recognized was  $516,632. This cost will be amortized on a straight-line basis over the remaining vesting term of the options.

2007 Equity Incentive Plan

In January 2007, the Company established the 2007 Equity Incentive Plan under which provided for the issuance of up to 1,500,000 stock options, stock appreciation rights, restricted stock or restricted stock units to our directors, employees and consultants.  In September 2008, the Board of Directors approved an amendment to the Company’s 2007 Equity Incentive Plan to increase the number of shares authorized by the plan from 1,500,000 to 3,500,000.

Under the Equity Incentive Plan, all directors who are not employees or own 10% or more of the Company’s outstanding stock at the time of grant shall automatically receive a grant of stock options of grant as follows:

Initial Grants

A – Chairman of the Board	- 50,000 options

B – Director	- 30,000 options

C – Chair of a Committee	- 10,000 options

D – Member of a Committee	- 5,000 options

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2010 AND 2009

Annual Grants

A – Director	- 50,000 options

B – Chair of a Committee	- 10,000 options

C – Member of a Committee	- 5,000 options

All of the options automatically granted to non-employee directors vest over a three year period on each June 30th and December 31st, subject to continuing as a director, Committee member, Chairman of the Board or Chairman of a Committee on the applicable vesting date. Because our Chairman of the Board, is an employee, he is not eligible for a grant.  The exercise price of options or stock appreciation rights granted under the 2007 Equity Incentive Plan shall not be less than the fair market value of the underlying common stock at the time of grant.  In the case of incentive stock options, the exercise price may not be less than 110% of the fair market value in the case of 10% shareholders. Options and stock appreciation rights granted under the Equity Incentive Plan shall expire no later than ten years after the date of grant. The option price may be paid in United States dollars by check or wire transfer or, at the discretion of the Board of Directors or Compensation Committee, by delivery of shares of our common stock having fair market value equal as of the date of exercise to the cash exercise price, or a combination thereof.

The identification of individuals entitled to receive awards, the terms of the awards, and the number of shares subject to individual awards, are determined by the Board of Directors or the Compensation Committee, in their sole discretion. The total number of shares with respect to which options or stock awards may be granted under the Equity Incentive Plan the purchase price per share, if applicable, shall be adjusted for any increase or decrease in the number of issued shares resulting from a recapitalization, reorganization, merger, consolidation, exchange of shares, stock dividend, stock split, reverse stock split, or other subdivision or consolidation of shares.

The Board of Directors or the Compensation Committee may from time to time alter, amend, suspend, or discontinue the Equity Incentive Plan with respect to any shares as to which awards of stock rights have not been granted. However no rights granted with respect to any awards under this Equity Incentive Plan before the amendment or alteration shall not be impaired by any such amendment, except with the written consent of the grantee.  Under the terms of the Equity Incentive Plan, the Board of Directors or the Compensation Committee may also grant awards which will be subject to vesting under certain conditions. The vesting may be time-based or based upon meeting performance standards, or both.

In April 2010, the Company amended the 2007 Equity Incentive Plan to increase the number of stock options granted  annually to directors from 20,000 to 50,000.

All of our Stock Option Agreements provide for “clawback” provisions, which enable our Board of Directors to cancel stock awards and recover past profits if the person is dismissed for cause or commits certain acts which harm us.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2010 AND 2009

Determining Fair Value Under ASC 718-10

The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing formula and a single option award approach. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The Company’s determination of fair value using an option-pricing model is affected by the stock price as well as assumptions regarding the number of highly subjective variables.

The fair value of stock option grants for the fiscal year ended June 30, 2010 and 2009 were estimated using the following weighted- average assumptions:

	2010	2009
Risk free interest rate	0.76 - 3.03%	1.51 – 3.12%
Expected term in years	6.5	5.0 – 6.5
Dividend yield	-	-
Volatility of common stock	94.66% - 166.28%	52.37% - 52.67%
Estimated annual forfeitures	-	-

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options and warrants have characteristics different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of such stock options. In fiscal 2009, the volatility was estimated using the comparable companies’ method since our common stock was not trading during the periods presented.  The Company’s common stock began trading in June 2008.  As such in fiscal 2010, the Company began using the Company’s trading prices in calculating the stock price volatility and based its volatility on historical volatility.  The expected term was estimated using the simplified method for employee stock options since the Company does not have adequate historical exercise data to estimate the expected term.

Options to Purchase Common Stock

A summary of stock option transactions issued to employees under the 2007 Plan for the fiscal years ended June 30, 2010 and 2009 is as follows:

Employee Options
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Balance at June 30, 2008	1,175,000	$0.82	7.53
Granted	1,540,000	$1.00	10.00
Exercised	-	$-	-
Forfeited	(1,000)	$1.20	-
Expired	-	$-	-
Outstanding at June 30, 2009	2,714,000	$0.92	8.20	$2,500,310
Exercisable at June 30, 2009	585,003	$0.87	5.23	$567,303

Weighted average fair value of options granted during the year ended June 30, 2009		$0.52

Balance at June 30, 2009	2,714,000	$0.92	8.20
Granted	-	$-	-
Exercised	(14,993)	$0.6670	-
Options sold to third party	(50,000)	$0.6670	-
Forfeited	(1,000,000)	$1.00	-
Expired	-	$-
Outstanding at June 30, 2010	1,649,007	$0.88	6.40	$545,199
Exercisable at June 30, 2010	1,049,008	$0.84	5.29	$385,999

Weighted average fair value of options granted during the year ended ended June 30, 2010		N/A

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2010 AND 2009

A summary of options issued to non-employees under the 2007 Plan and changes during the period from June 30, 2008 to June 30, 2009 and from June 30, 2009 to June 30, 2010 is as follows:

Options Issued to Directors
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Balance at June 30, 2008	110,000	$0.85	5.89
Granted	95,000	$0.88	10.00
Exercised	-	$-	-
Forfeited	-	$-	-
Expired	-	$-	-
Outstanding at June 30, 2009	205,000	$0.86	7.40	$200,250
Exercisable at June 30, 2009	113,333	$0.89	6.58	$107,905

Weighted average fair value of options granted during the year ended June 30, 2009		$0.43

Balance at June 30, 2009	205,000	$0.86	7.40
Granted	165,000	$1.81	10.00
Exercised	-	$-	-
Forfeited	-	$-	-
Expired	-	$-	-
Outstanding at June 30, 2010	370,000	$1.28	7.41	$71,100
Exercisable at June 30, 2010	315,833	$1.20	7.02	$71,100

Weighted average fair value of options granted during the year ended June 30, 2010		$1.40

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2010 AND 2009

Non-Employee, Non-Director Options
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Balance at June 30, 2008	170,000	$1.00	4.53
Granted	-	$-	-
Exercised	-	$-	-
Forfeited	-	$-	-
Expired	-	$-	-
Outstanding at June 30, 2009	170,000	$1.00	3.53	$142,800
Exercisable at June 30, 2009	103,665	$0.99	3.53	$87,079

Weighted average fair value of options granted during the year ended June 30, 2009		N/A

Balance at June 30, 2009	170,000	$1.00	3.53
Granted	-	$-	-
Options purchased from officer	50,000	$0.6670	-
Exercised	(65,000)	$0.7400	-
Forfeited	-	$-	-
Expired	-	$-	-
Outstanding at June 30, 2010	155,000	$1.00	2.53	$32,550
Exercisable at June 30, 2010	155,000	$1.00	2.53	$32,550

Weighted average fair value of options granted during the year ended June 30, 2010		N/A

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2010 AND 2009

On July 1, 2009, the Company granted options to purchase 100,000 shares of the Company’s common stock to directors of the Company. The options have an exercise price of $1.84 per share, vest over one year and have a ten year term. The options were valued using the Black-Scholes model using a volatility of 166.28% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 6.5 years (using the simplified method) and a discount rate of 3.03%. The value of the options will be recognized over the vesting term, one year. In February 2010, the Company granted options to purchase 30,000 shares of the Company’s common stock to a new director of the Company.  The options have an exercise price of $1.92 per share, vest over three years and have a ten year term.  The options were valued using the Black-Scholes model using a volatility of 102.31% derived from the market price of the Company’s common stock, an expected term of 6.5 years (using the simplified method) and a discount rate of 2.94%.  The value of the options will be recognized over the vesting term, three years.

In February 2010, the Company granted options to purchase 5,000 shares of the Company’s common stock to the new director of the Company upon his appointment to the audit committee.  The options have an exercise price of $1.95 per share, vest over three years and have a ten year term.  The options were valued using the Black-Scholes model using a volatility of 101.79% derived from the market price of the Company’s common stock, an expected term of 6.5 years (using the simplified method) and a discount rate of 2.96%.  The value of the options will be recognized over the vesting term, three years.

In May  2010, the Company granted options to purchase 30,000 shares of the Company’s common stock to a new director of the Company.  The options have an exercise price of $1.55 per share, vest over three years and have a ten year term.  The options were valued using the Black-Scholes model using a volatility of 95.12% derived from the market price of the Company’s common stock, an expected term of 6.5 years (using the simplified method) and a discount rate of 2.89%.  The value of the options will be recognized over the vesting term, three years.

In September 2008, the Company granted options to purchase 95,000 shares of the Company’s common stock to directors of the Company.  The options have an exercise price of $0.88 per share, vest over one year and have a ten year term.  The options were valued using the Black-Scholes model using a volatility of 52.62% (derived using the comparable companies method due to the thin trading of the Company’s stock since it began trading in June 2008), an expected term of six years (using the simplified method) and a discount rate of 3.05%.  The value of the options will be recognized over the vesting term, one year.

During the three months ended December 31, 2008, the Company granted options to purchase 40,000 of the Company’s common stock to employees of the Company.  The options have exercise prices from $0.80 to $1.20 per share, based upon the respective grant dates, vest over a two or three year period, and all have a ten year term.  The options were valued using the Black-Scholes model using a volatility of 52.37% (derived using the comparable companies method due to the thin trading of the Company’s stock since it began trading in June 2008), an expected term of six years (using the simplified method) and discount rates between 2.56% and  3.12%.  The value of the options will be recognized over the vesting term.

In December 2008, the Company granted options to purchase 1,500,000 shares of the Company’s common stock at an exercise price of $1.00 per share.  The options vest over three years, subject to continued employment and subject to the Company meeting certain performance targets.  The options expire in ten years.  The 2010 and 2009 performance targets were not met and one-third of the options were forfeited in July 2009 and one-third were forfeited in June 2010. The options had been valued at $780,279 using the Black-Scholes model using a volatility of 52.67%, an expected term of 6.5 years and a discount rate of 1.51%.   The value of the remaining options will be recognized over the vesting term.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2010 AND 2009

Warrants to Purchase Common Stock

Warrants Issued as Settlements
	Number of Warrants	Weighted Average Exercise Price	Remaining Contractual Life
Balance at June 30, 2008	504,058	$1.05	1.92
Granted	-	$-	-
Exercised	(30,000)	$1.00	-
Forfeited	-	$-	-
Expired	-	$-	-
Outstanding at June 30, 2009	474,058	$1.05	0.91
Exercisable at June 30, 2009	474,058	$1.05	0.91

Weighted average fair value of warrants granted during the year ended June 30, 2009		N/A

Balance at June 30, 2009	474,058	$1.05	0.91
Granted	-	$-	-
Exercised	-	$-	-
Forfeited	-	$-	-
Expired	-	$-	-
Outstanding at June 30, 2010	474,058	$1.05	1.92
Exercisable at June 30, 2010	474,058	$1.05	1.92

Weighted average fair value of warrants extended during the year ended June 30, 2010		$0.55

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2010 AND 2009

A summary of warrants issued for cash and changes during the periods June 30, 2008 to June 30, 2009 and from June 30, 2009 to June 30, 2010 is as follows:

Warrants issued for cash
	Number of Warrants	Weighted Average Exercise Price	Remaining Contractual Life
Balance at June 30, 2008	528,303	$1.00	2.92
Granted	-	$-	-
Exercised	-	$-	-
Forfeited	-	$-	-
Expired	-	$-	-
Outstanding at June 30, 2009	528,303	$1.14	1.29
Exercisable at June 30, 2009	528,303	$1.14	1.29

Weighted average fair value of warrants granted during the year ended June 30, 2009		N/A

Balance at June 30, 2009	528,303	$1.14	1.29
Granted	2,430,000	$1.59	3.0
Exercised	-	$-	-
Forfeited	-	$-	-
Expired	(225,000)	$1.00	-
Outstanding at June 30, 2010	2,733,303	$1.56	2.37
Exercisable at June 30, 2010	2,733,303	$1.56	2.37

Weighted average fair value of warrants granted during the year ended June 30, 2010		N/A

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2010 AND 2009

In connection with private placement transactions, the Company issued three year warrants to purchase 2,180,000 shares of the Company’s common stock at an exercise price of $1.60 per share.

In January 2010, the Company issue warrants to purchase 100,000 shares of the Company’s common stock to a consultant.  The warrants are exercisable at $1.60 per share and are exercisable for five years.  The Company calculated the fair value of the warrants using the Black-Scholes method and recorded the value of the warrants, $85,872 in prepaid consulting and will recognize the cost over the term of the consulting agreement, one year.

In addition, in May 2010, the Company issued two year warrants to purchase 150,000 shares of the Company’s common stock at an exercise price of $1.50 per share to the Company’s largest shareholder in connection with the one year extension of the Company’s $2.5 million line of credit.

Income Taxes

The Company accounts for income taxes pursuant to the provisions of ASC 740-10, "Accounting for Income Taxes," which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

Beginning July 1, 2007, the Company adopted the provisions of the ASC 740 -10 related to, Accounting for Uncertain Income Tax Positions. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above should be reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company believes its tax positions are all highly certain of being upheld upon examination. As such, the Company has not recorded a liability for unrecognized tax benefits.

Effective July 1, 2007, the Company adopted ASC 740-10-25 Definition of Settlement.  which provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits and provides  that a tax position can be effectively settled upon the completion of an examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open. As of June 30, 2010, tax years 2008, 2009 and 2010 are still subject to audit.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2010 AND 2009

Legal Costs and Contingencies

In the normal course of business, the Company incurs costs to hire and retain external legal counsel to advise it on regulatory, litigation and other matters.  The Company expenses these costs as the related services are received.

        If a  loss is considered probable and the amount can be reasonably estimated, the Company recognizes an expense for the estimated loss.  If the Company has the potential to recover a portion of the estimated loss from a third party, the Company makes a separate assessment of recoverability and reduces the estimated loss, if recovery is also deemed probable.

Reclassifications

        Certain amounts included in the 2009 consolidated financial statements have been reclassified to conform to the 2010 presentation.

New Accounting Pronouncements

        In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements”.  This update provides amendments to Topic 820 that will provide more robust disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3.  The adoption of ASU 2010-06 did not have a material impact on the Company’s consolidated results of operations or financial condition.

        In February 2010, the FASB issued ASU 2010-09, “Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements”.  This update addresses both the interaction of the requirements of Topic 855, “Subsequent Events”, with the SEC’s reporting requirements and the intended breadth of the reissuance disclosures provision related to subsequent events (paragraph 855-10-50-4). The amendments in this update have the potential to change reporting by both private and public entities, however, the nature of the change may vary depending on facts and circumstances.  The adoption of ASU 2010-09 did not have a material impact on the Company’s consolidated results of operations or financial condition.

        In April 2010, the FASB issued ASU No. 2010-13, “Compensation – Stock Compensation”.  This update will clarify the classification of an employee share based payment award with an exercise price denominated in the currency of a market in which the underlying security trades.  This update will be effective for the first fiscal quarter beginning after December 15, 2010, with early adoption permitted.  The Company does not expect the provisions of ASU 2010-13 to have a material effect on the Company’s consolidated results of operations or financial condition.

2.  GOING CONCERN

These consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize it assets and discharge its liabilities in the normal course of business. The Company has a net loss and net cash used in operating activities in 2010 of $3,536,884 and $2,568,345 respectively and has an accumulated deficit, a stockholder’s deficit and a working capital deficit of $9,643,186, $1,114,416 and $1,687,547, respectively, at June 30, 2010.  In addition, the Company has not yet generated revenue sufficient to support ongoing operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. The continuation of the Company as a going concern is dependent upon the continued financial support from its stockholders, the ability of the Company to obtain necessary debt or equity financing to continue operations, and the attainment of profitable operations. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2010 AND 2009

In May 2010, the Company renewed its $2.5 million line of credit agreement with its largest stockholder to provide working capital for the Company.  The stockholder had arranged a similar financing with a bank, which is secured by real property and for which the stockholder is personally responsible.   During the year ended June 30, 2010, the Company sold 2,180,000 shares of common stock and 2,180,000 three year warrants to purchase common stock at an exercise price of $1.60 per share in exchange for $2,180,000.  In addition, the Company recently signed a purchase agreement with an investment bank which provides for the sale of up to $5 million worth of common stock of the Company (See Note 12).  Further, the Company is currently exploring other sources for raising additional equity or debt from private investors and believes that the actions presently being taken provide the opportunity for the Company to continue as a going concern.

3.  ACCOUNTS RECEIVABLE

Accounts receivable at June 30, 2010 and 2009 was as follows:

	2010	2009
Accounts receivable	$48,567	$32,624
Allowance for doubtful accounts	(23,920)	(16,457)
	$24,647	$16,167

Bad debt expense on trade accounts receivable for 2010 and 2009 was $7,463 and $16,457 respectively.

4.  INVENTORIES

Inventories consisted of the following at June 30, 2010 and 2009:

	2010	2009
Finished goods	$125,453	$61,443
Raw materials	72,821	187,966
	$198,274	$249,409

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2010 AND 2009

5.  FURNITURE, FIXTURES AND EQUIPMENT

Furniture, fixtures and equipment consisted of the following as of June 30, 2010 and 2009:

	Estimated	June 30,
	Useful Life	2010	2009
Equipment	3 - 5 years	$46,539	$39,791
Furniture and fixtures	5 years	17,698	16,883
		64,237	56,674
Accumulated depreciation		(44,223)	(33,467)
		$20,014	$23,207

Depreciation expense in 2010 and 2009 was $10,756 and $18,266, respectively.

6.  LINE OF CREDIT AGREEMENTS

On August 5, 2008, the Company signed a revolving line of credit agreement which would allow the Company to borrow up to $4,000,000 from its largest stockholder.  Under the line of credit agreement, borrowings may only be used for direct costs associated with the acquisition and production of inventory in order to fulfill a contract between a third party and the Company pertaining to the sale of the Company’s products and amounts borrowed will be due 120 days after the date of advancement and will bear interest at an annual rate of 5%. The agreement contains a 15% penalty upon any default.   The agreement expires on the earlier of (1) default or (2) eleven months from the date of the agreement, July 5, 2009, and no advances may be made within 120 days of July 5, 2009.

In September 2008, the Company entered into a $1 million line of credit with its largest stockholder to provide for the general working capital needs of the Company.  This line of credit bears annual interest of 10%.  The agreement contains a 15% penalty upon any default. The agreement expires on the earlier of (1) default or (2) September 15, 2009, and no advances may be made after August 15, 2009.

On November 10th and 19th, 2008, the Company received advances of $200,000 and $358,000, respectively, under the $1 million line of credit.

In February 2009, the Company borrowed $250,000 under the $4,000,000 revolving line of credit agreement in two separate fundings.    The above line of credit agreements were cancelled on May 29, 2009. (See below)

On May 29, 2009, GelTech Solutions, Inc. entered into a Credit Enhancement and Financing Security Agreement (the “Agreement”) with the Company’s largest stockholder.  Also on May 29, 2009, the Company entered into a $2,500,000 Revolving Line of Credit Agreement (the “Credit Agreement”) and borrowed $1,550,000 under the Credit Agreement.  Advances under the Credit Agreement may be used for working capital, acquisition of inventory and to repay the amounts due under the $1,000,000 and $4,000,000 credit facilities described above (the Former Credit Facilities).

The Revolving Promissory Note executed by the Company permits the Company to borrow up to $2,500,000. Interest, at an annual rate of 5%, is due monthly on the 20th day of each month commencing June 20, 2009 and the principal and all accrued interest is due on May 29, 2010. Additionally, the Company may be compelled to pay the outstanding principal balance earlier during which it will not be permitted to borrow any sums for a period of 30 consecutive days.

On May 29, 2009, the Company and its largest stockholder entered into a Loan Cancellation Agreement by which the $1,058,943 due under the Former Credit Facilities was repaid and the Former Credit Facilities were cancelled.  This $1,058,943 sum is part of the $1,550,000 borrowed by the Company. As consideration for entering into the Agreement, the Company’s largest stockholder was paid $60,000 and issued 150,000 shares of the Company’s common stock.   The fair market value of the stock, $285,000, plus the amount paid in cash have been recorded as debt issue costs were amortized over the term of the May 29, 2009 line of credit agreement, one year.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2010 AND 2009

On May 20, 2010, the Company and its largest stockholder entered into a one year extension of the $2.5 million line of credit agreement.  In exchange for the one year extension, the Company gave its largest stockholder, 150,000 shares of common stock, two year warrants to purchase 150,000 shares of the Company’s common stock at an exercise price of $1.50 per share and a cash payment of $60,000.  The Company has recorded the value of the shares, warrants and cash given as a debt issuance costs and will amortize these costs over the one year period of the extension (See Note 7).   The value of the shares issued was calculated to be $150,000 based upon the current price of private placement transactions, $1.00, and the options issued were valued at $59,865 using the  Black-Scholes option pricing model.

7.  STOCKHOLDERS’ EQUITY (DEFICIT)

Common Stock Issued for Cash

In January 2009, the Company issued 133,333 shares of the Company’s common stock in a private transaction with an accredited investor in exchange for $100,000 in cash or $0.75 per share.

In May 2009, the Company issued 50,000 shares of the Company’s common stock in a private transaction with an accredited investor in exchange for $78,750 in cash or $1.575 per share.

In October 2009, the Company issued 15,000 shares of common stock in exchange for $15,000 in cash upon the exercise of options by a member of the Company’s advisory board.

From November 2009 through April 2010, the Company issued 2,180,000 shares of common stock, and three year warrants to purchase 2,180,000 shares of common stock at an exercise price of $1.60 per share in exchange for $2,180,000 in cash in private placements with accredited investors.  The Company paid $90,000 in commissions related to these private placements.

In March 2010, the Company issued 14,993 shares to its Chief Technology Officer in exchange for $10,000 in connection with the exercise of options with an exercise price of $0.667 per share.

In April 2010, the Company’s Chief Executive Officer sold warrants to purchase 50,000 shares of the Company’s common stock to an investor.  The Company issued 50,000 shares of the Company’s common stock to the investor in exchange for $33,350 in connection with the exercise of the options.

Common Stock for Services

On July 21, 2008, the Company issued 35,000 shares of the Company’s common stock in connection with an agreement to provide investor relations services.  The shares had a fair market value of $38,500 based upon a quoted trading price of $1.10 per share which was recorded as a prepaid expense and will be amortized over the term of the consulting agreement, one year.

In November 2009, the Company issued 200,000 shares to an investment banking firm as compensation for a two year consulting agreement with an effective date of October 15, 2009.  The Company recorded the fair value of the shares, $340,000, based upon the quoted trade price of the shares on the date of the agreement, as prepaid consulting fees and will amortize the amount over the term of the agreement, two years.  The Company amortized $127,500 of this amount during the year ended June 30, 2010.

In January 2010, the Company issued 45,282 and 23,929 shares of the Company’s common stock to the Company’s Chairman and a Director, respectively.  These shares were issued to compensate the Chairman and Director for the amount of their personal shares that were used to exchange shares of the Company to former Dyn-O-Mat stockholders.  The fair value of the shares on the date issued was $69,211, based upon the offering price of recent private placement transactions and is included in general and administrative expense in the accompanying consolidated statement of operations.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2010 AND 2009

Common Stock Issued for Cashless Exercise of Warrants

On July 3, 2008, the Company issued 21,044 shares of common stock in connection with the cashless exercise of warrants to purchase 30,000 shares of common stock at an exercise price of $1.25 per share.

In January 2009, the Company issued 54,187 shares of the Company’s common stock in a settlement of $33,000 of debt plus $8,967 of accrued interest, owed by the Company’s predecessor, Dyn-O-Mat, Inc.  The fair value of the shares issued, $42,808 exceeded the value of the debt and interest resulting in a loss on conversion of $841.

Common Stock Issued For Arrangement of Line of Credit

In May 2009, the Company issued 150,000 shares of the Company’s common stock to its largest stockholder in exchange for the stockholder arranging line of credit financing for the Company.  The fair values of the shares issued, based upon the grant date quoted trading price of $1.90 per share, $285,000, has been recorded as debt issue costs and is being amortized over the period of the line of credit, one year.

In May 2010, the Company issued 150,000 shares of the Company’s common stock to its largest stockholder in exchange for a one year extension of a line of credit for the Company.  The fair values of the shares issued, based upon the recent private placement price of the common stock $1.00 per share, $150,000, has been recorded as debt issue costs and is being amortized over the one year extension period of the line of credit.  In addition, in May 2010, the Company issued two year warrants to purchase 150,000 shares of the Company’s common stock at an exercise price of $1.50 per share to the Company’s largest stockholder in connection with the one year extension of the Company’s $2.5 million line of credit.

8.  INCOME TAXES

Due to the net losses incurred, there was no income tax provision for the fiscal years ended June 30, 2010 and 2009.  Deferred tax assets as of June 30, 2010 and 2009, were as follows:

	June 30, 2010	June 30, 2009
Net operating losses	$3,467,230	$2,154,454
Stock-based compensation	387,715	236,001
Less: Deferred tax liability - depreciation	(2,867)	(2,867)
Net deferred tax asset	3,852,078	2,387,588
Less valuation allowance	(3,852,078)	(2,387,588)
Net deferred tax asset	$—	$—

The Company had available at June 30, 2010, net operating loss carryforwards for federal and state tax purposes of approximately $9,214,004 that could be applied against taxable income in subsequent years through June 30, 2030.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2010 AND 2009

Based on the weight of available evidence, both positive and negative, a valuation allowance to fully provide for the net deferred tax assets has been recorded since it is more likely than not that the deferred tax assets will not be realized.

Reconciliation of the differences between income tax benefit computed at the federal and state statutory tax rates and the provision for income tax benefit for the fiscal years ended June 30, 2010  and 2009 was as follows:

	For the Fiscal Year Ended June 30,
	2010		2009
	Amount	%	Amount	%
Tax at U.S. statutory rate	$(1,202,541)	-34.00%	$(968,417)	-34.00%
State taxes, net of federal benefit	(127,279)	-3.60%	(103,393)	-3.62%
Other	(134,669)	-3.80%	(95,532)	0.80%
Change in valuation allowance	1,464,489	41.40%	1,167,342	36.82%
	$-	0.00%	$-	0.00%

9.  RELATED PARTY TRANSACTIONS

In addition to the Chief Executive Officer (CEO) and the Chief Technology Officer (CTO) the following related parties are employed at GelTech:

•	the CEO’s wife as a bookkeeper at $1,000 per week,

•	The CEO and CTO’s father is a researcher at $1,000 per week, and

•	The CEO and CTO’s mother as a receptionist at $600 per week.

•	The CTO's son was employed on a parttime basis as an internet marketer at $12.00 per hour, he is no longer employed by the Company.

We believe all of these salaries are at or are below the going rate of what such services would cost on the open market.

The Company has entered into employment agreements with its executive officers which are described under Note 10.

On May 29, 2009, GelTech Solutions, Inc. (the “Company”) entered into a Credit Enhancement and Financing Security Agreement (the “Agreement”) with the Company’s largest stockholder.  Also on May 29, 2009, the Company entered into a $2,500,000 Revolving Line of Credit Agreement (the “Credit Agreement”) and borrowed $1,550,000 under the Credit Agreement (See Note 6).

In addition, on May 29, 2009, the Company and its largest stockholder entered into a Loan Cancellation Agreement by which the $1,058,943 due under the Former Credit Facilities was repaid and the Former Credit Facilities were cancelled.  This $1,058,943 sum is part of the $1,550,000 borrowed by the Company. As consideration for entering into the Agreement, the Company’s largest stockholder was paid $60,000 and issued 150,000 shares of the Company’s common stock.   The fair market value of the stock, $285,000, plus the amount paid in cash have been recorded as debt acquisition costs and are being amortized over the term of the line of credit agreement, one year (See Note 6).

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2010 AND 2009

On May 20, 2010, the Company and its largest stockholder entered into a one year extension of the $2.5 million line of credit agreement.  In exchange for the one year extension, the Company gave its largest stockholder 150,000 shares of common stock, two year warrants to purchase 150,000 shares of the Company’s common stock at an exercise price of $1.50 per share and a payment of $60,000 (See Note 6).

10.  COMMITMENTS AND CONTINGENCIES

The Company leases office and warehouse space located in Jupiter, Florida  under a month-to-month lease.

Rent expense for the fiscal year ended June 30, 2010 and 2009 was $98,529 and $97,812, respectively.

In December 2008, the Compensation Committee approved new employment terms for each of the Company’s three executive officers. Each received an annual salary of $125,000 for the balance of fiscal 2009 with increases to $150,000 and $175,000 for fiscal 2010 and 2011, subject to the discretion of the Compensation Committee. Target bonuses, subject to the discretion of the Compensation Committee, are $112,500 and $131,250 for fiscal 2010 and 2011, respectively based upon meeting job performance, revenue growth, positive cash flow and  pre-tax income. No bonuses were awarded for fiscal 2010 or fiscal 2009. Additionally, each executive received a grant of 500,000 10-year options exercisable over 10 years. The options vest annually subject to continued employment with the Company and subject to meeting budgeted revenue targets. If the Company fails to meet any revenue targets, the Compensation Committee has discretion to vest the options.

The Company was sued by a former employee on June 23, 2008, alleging breach of a consulting agreement and an employment agreement entered into in May and June 2007, respectively.  In addition, the plaintiff seeks to recover certain of his  personal property, which was used or stored in the Company’s offices, and alleges the Company invaded his privacy by looking at his personal computer in the Company’s offices.  The defendants have filed motions to dismiss and contend that the lawsuit is baseless.

In October 2008, the Company entered into a Master Distributing Agreement with a California company (the Distributor).  Under the agreement, the Company agreed to pay the Distributor up to $450,000 in costs toward the marketing of the Company’s FireIce Gel product.  As of June 30, 2009, the Company had paid $50,000 to the Distributor. In addition, the Company issued a credit in lieu of payment, in the amount of $50,000, against the accounts receivable of the Distributor.  As such, the remaining amounts due under the agreement called for the payment of an additional $210,000 in calendar 2009 and $140,000 in calendar 2010.   In September 2009, the Company and the Distributor entered into a settlement agreement whereby each party was relieved of any further obligations related to the Master Distributing Agreement.

In fiscal 2009, a California company filed suit against GelTech claiming infringement on the use of the name RootGel.  The Company was unaware that the California company had successfully registered that name prior to it being used by GelTech.  GelTech and the California company reached a settlement agreement in this action in September 2010.  Under the settlement agreement, GelTech will pay the California company $55,000 in four installments and will cease any future use of the RootGel name.  The full amount of the settlement has been accrued as of June 30, 2010 and is included in Loss on Settlement in the accompanying consolidated financial statements.

11.  CONCENTRATIONS

       The Company maintains its cash in bank and financial institution deposits that at times may exceed federally insured limits. The Company has not experienced any losses in such accounts through June 30, 2010. As of June 30, 2010, the Company a cash balance in one account that exceeded the federally insured limits by $326,000 and had cash equivalent balances held in corporate money market funds that are not insured in the amount of $23,500.

        At June 30, 2010, there were accounts receivable from three customers that each exceeded 10% of the total gross accounts receivable at 46%, 15% and 11%.

During 2010, one customer accounted for approximately 73% of sales.  No other customer had sales in excess of 10% of revenues. During 2010, all sales resulted from two products, FireIce and Soil₂O™  (formerly RootGel) which made up 88% and 12% of  total sales.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2010 AND 2009

During the year ended June 30, 2010, the Company purchased approximately $76,000 of raw material from one vendor which amounted to 58% of the inventory purchases in fiscal 2010.

12.  SUBSEQUENT EVENTS

In July 2010, the Company issued options to purchase 165,000 shares of the Company’s common stock to directors.   The options are exercisable at $1.21 per share, vest on June 30, 2011 and are exercisable for ten years.  The Company valued these options at $128,106 using the Black-Scholes method and will recognize the expense over the vesting period

In August 2010, the Company issued options to purchase 30,000 shares of the Company’s common stock to a new director upon his appointment to the board.   The options are exercisable at $1.08 per share, vest annually in equal installments over a three year period and are exercisable for ten years.  The Company  valued these options at $23,344 using the Black-Scholes method and will recognize the expense over the vesting period.

On September 1, 2010, the Company signed a $5 million purchase agreement with Lincoln Park Capital Fund, LLC, an Illinois limited liability company (“LPC”).  Upon signing the agreement, the Company received $200,000 from LPC as an initial purchase under the $5 million commitment in exchange for 200,000 shares of the Company’s common stock and five year warrants to purchase 200,000 shares common stock at an exercise price of $1.25 per share.  The Company also entered into a registration rights agreement with LPC whereby it agreed to file a registration statement related to the transaction with the Securities and Exchange Commission (“SEC”) covering the shares that may be issued to LPC under the purchase agreement within five days after the filing of the Company’s Form 10-K for the year ended June 30, 2010.  After the SEC has declared effective the registration statement, the Company has the right, in its sole discretion, over a 30-month period to sell shares of common stock to LPC in amounts up to $500,000 per sale, depending on certain conditions as set forth in the purchase agreement, up to an additional $4.8 million.

There are no upper limits to the price LPC may pay to purchase our common stock and the purchase price of the shares related to the $4.8 million of future funding will be based on the prevailing market prices of the Company’s shares immediately preceding the time of sales without any fixed discount, and the Company will control the timing and amount of any future sales of shares to LPC.  LPC shall not have the right or the obligation to purchase any shares of common stock on any business day that the price the Company’s common stock is below $1.00.

In consideration for entering into the $5 million agreement, the Company issued to LPC 75,000 shares of common stock as a commitment fee and will issue up to 225,000 shares pro rata as LPC purchases additional shares.  The commitment shares are subject to a 30 month lock up restriction.  The purchase agreement may be terminated by the Company at any time at our discretion without any cost to it.  Except for a limitation on variable priced financings, there are no financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the agreement.    Among various default provisions, if the Company does not timely file the registration statement or maintain its effectiveness, it is considered in default.  The Company expects to use the proceeds for working capital and other general corporate purposes.

In September 2010, the Company issued 150,000 shares of common stock and three year warrants to purchase 150,000 shares of the Company’s common stock at and exercise price of $1.25 per share in exchange for $135,000.

In September 2010, the Company reached a settlement with California company over the Company’s use of the name RootGel.   In connection with the settlement agreement, GelTech paid $15,000 and will pay an additional four payments of $10,000 monthly beginning in October 2010.

Management evaluated all activity of the Company through the issue date of the Company’s consolidated financial statements and concluded that no subsequent events, other than those disclosed above,  have occurred that would require recognition in the consolidated financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder.  No expenses shall be borne by the selling shareholder.  All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fees	$239
Printing expenses	$860
Accounting fees and expenses	$5,000
Legal fees and expenses	$32,500
Blue sky fees	$3,000
Miscellaneous	$101
Total	$41,700

Indemnification of Directors and Officers.

Our certificate of incorporation provides that none of our directors will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

●                 For any breach of the director's duty of loyalty to us or our shareholders;
●                 For acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;
●                 Under Section 174 of the Delaware General Corporation Law for the unlawful payment of dividends; or
●                 For any transaction from which the director derives an improper personal benefit.

These provisions eliminate our rights and those of our shareholders to recover monetary damages from a director for breach of his fiduciary duty of care as a director except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our shareholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty.

Section 145 of the Delaware General Corporation Law provides a corporation with the power to indemnify any officer or director acting in his capacity as our representative who is or is threatened to be made a party to any lawsuit or other proceeding for expenses, judgment and amounts paid in settlement in connection with such lawsuit or proceeding. The indemnity provisions apply whether the action was instituted by a third party or was filed by one of our shareholders. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. We have provided for this indemnification in our Certificate of Incorporation because we believe that it is important to attract qualified directors and officers. We have also entered into Indemnification Agreements with our directors and officers which agreements are designed to indemnify them to the fullest extent permissible by law, subject to one limitation described in the next sentence. We have further provided in our Certificate of Incorporation that no indemnification shall be available, whether pursuant to our Certificate of Incorporation or otherwise, arising from any lawsuit or proceeding in which we assert a direct claim, as opposed to a shareholders’ derivative action, against any directors and officers. This limitation is designed to insure that if we sue a director or officer we do not have to pay for his defense.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling GelTech pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Recent Sales of Unregistered Securities.

On September 1, 2010, we signed a $5.0 million Purchase Agreement with Lincoln Park.  Upon signing the agreement, we received $200,000 from Lincoln Park as an initial purchase under the $5.0 million commitment in exchange for 200,000 shares of our common stock and warrants to purchase 200,000 shares of common stock at an exercise price of $1.25 per share.  We also entered into a Registration Rights Agreement with Lincoln Park whereby we agreed to file a registration statement related to the transaction with the SEC covering the shares that may be issued to Lincoln Park under the Purchase Agreement. After the SEC has declared effective the registration statement, we have the right, in our sole discretion, over a 30-month period to sell shares of common stock to Lincoln Park in amounts up to $500,000 per sale, depending on certain conditions as set forth in the Purchase Agreement, up to an additional $4.8 million.  In consideration for entering into the $5.0 million agreement, we issued to Lincoln Park 75,000 shares as a commitment fee and will issue up to 225,000 shares pro rata as Lincoln Park purchases additional shares. The Purchase Agreement may be terminated by us at any time at our discretion without any cost to it.  The securities offered and sold or to be sold to Lincoln Park are exempt from registration as set forth under Rule 506 promulgated under the Act. Lincoln Park is an accredited investor, and there was no general solicitation or advertising.

     On November 4, 2010, we received $204,000 from a private placement investor for 240,000 shares of common stock and 120,000 three-year warrants exercisable at $1.50 per share.  The securities offered and sold are exempt from registration as set forth under Rule 506 promulgated under the Act.  The investor was an accredited investor and there was no general solicitation or advertising.

Exhibits and Financial Statement Schedules.

		Incorporated by Reference			Filed or Furnished
Exhibit No.	Exhibit Description	Form	Date	Number	Herewith

3.1	Certificate of Incorporation	SB-2	7/20/07	3.1
3.2	Amended and Restated Bylaws	SB-2	7/20/07	3.2
3.3	Amendment to Amended and Restated Bylaws	10-K	9/28/10	3.3
5.1	Legal Opinion of Harris Cramer LLP				Filed
10.1	Amended and Restated 2007 Equity Incentive Plan	10-K	9/28/10	10.1
10.2	Form of Employee Stock Option Agreement*	10-K	9/28/10	10.2
10.3	Form of Director Stock Option Agreement	10-K	9/28/10	10.3
10.4	Summary of Employment Agreement with Executives*	10-K	9/28/09	10.7
10.5	Credit Enhancement and Financing Security Agreement	S-1	11/4/10	10.5
10.6	Revolving Line of Credit Agreement	10-K	9/28/09	10.2
10.7	Renewal of Promissory Note dated May 20, 2010	10-K	9/28/10	10.7
10.8	Credit Enhancement and Financing Security Agreement dated May 20, 2010	S-1	11/4/10	10.8
10.9	Modification of Revolving Line of Credit Agreement dated May 20, 2010	10-K	9/28/10	10.9
10.10	Reger Warrant	10-K	9/28/10	10.10
10.11	Form of Warrant	10-Q	5/17/10	10.1
10.12	Form of Subscription Agreement	10-Q	5/17/10	10.2
10.13	Lincoln Park Purchase Agreement	S-1	11/4/10	10.13
10.14	Lincoln Park Registration Rights Agreement	S-1	11/4/10	10.14
10.15	Lincoln Park Warrant	8-K	9/7/10	10.3
10.16	Amendment to Lincoln Park Purchase Agreement	S-1	11/4/10	10.16
21.1	List of Subsidiaries	10-K	9/28/10	21.1
23.1	Consent of Salberg & Company, P.A.				Filed
23.2	Consent of Harris Cramer LLP				Filed**
___________________
*    Management compensatory agreement.
** Contained in Exhibit 5.1.

Undertaking

(a)   The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Jupiter, State of Florida, on November  18 , 2010.

GELTECH SOLUTIONS, INC.

By:	/s/ Michael Cordani
Michael Cordani
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Michael Cordani	Principal Executive Officer and Director	November 18 , 2010
Michael Cordani

/s/ Michael Hull	Chief Financial Officer (Principal Financial Officer) and Chief Accounting Officer (Principal Accounting Officer)	November 18 , 2010
Michael Hull

/s/ Joseph Ingarra	Director	November 18 , 2010
Joseph Ingarra

/s/ Peter Cordani	Director	November 18 , 2010
Peter Cordani

/s/ Jerome Eisenberg	Director	November 18 , 2010
Jerome Eisenberg

/s/ Anthony Marchese	Director	November 18 , 2010
Anthony Marchese

/s/ Leonard Mass	Director	November 18 , 2010
Leonard Mass

/s/ Phil O’Connell, Jr.	Director	November 18 , 2010
Phil O’Connell, Jr.

EXHIBIT INDEX

Exhibit No.	Exhibit Description
5.1	Legal Opinion of Harris Cramer LLP
23.1	Consent of Salberg & Company, P.A.
23.2	Consent of Harris Cramer LLP